THERMO ELECTRON CORPORATION
        81 Wyman Street
        P.O. Box 9046
        Waltham, MA 02254-9046

        April 30, 1997

        Dear Stockholder:

             You are cordially invited to attend the 1997 Annual Meeting of the Stockholders of Thermo Electron Corporation. Your Board of Directors and management look forward to greeting personally those Stockholders able to attend. Our Annual Report for the year ended December 28, 1996, is enclosed. We hope you will read it carefully. Please feel free to forward any questions you may have if you are unable to attend the meeting.

             At the meeting, you will be asked to elect three directors, approve a proposal to increase the number of shares of common stock available for issuance under the Corporation's equity incentive plan, and to vote on a stockholder proposal if it is presented at the meeting. These proposals are more fully discussed in the accompanying proxy statement, which you are urged to read carefully. Your Board of Directors recommends a vote FOR proposals 1 and 2, and AGAINST proposal 3, if presented.

             Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. It is important that your shares are represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.

             On behalf of the Board of Directors, thank you for your cooperation and continued support.

                                                Yours very truly,


                                                GEORGE N. HATSOPOULOS
                                                   Chairman and Chief
                                                   Executive Officer
PAGE

                                                JOHN N. HATSOPOULOS
                                                  President and Chief
        Financial Officer


                    YOUR VOTE IS IMPORTANT.
                    PLEASE SIGN, DATE AND RETURN YOUR
                    PROXY CARD.










        THERMO ELECTRON CORPORATION
        81 Wyman Street
        P.O. Box 9046
        Waltham, MA 02254-9046

        April 30, 1997

        To the Holders of the Common Stock of
         THERMO ELECTRON CORPORATION

        NOTICE OF ANNUAL MEETING

             The 1997 Annual Meeting of the Stockholders of Thermo Electron Corporation ("Thermo Electron" or the "Corporation") will be held on Tuesday, June 3, 1997, at 4:00 p.m. at The Hyatt Regency Hotel, Hilton Head, South Carolina. The purpose of the meeting is to consider and take action upon the following matters:

        1. Election of three directors, comprising the class of directors to be elected for a three-year term expiring in the year 2000.

        2. A proposal recommended by the Board of Directors to increase the number of shares of the common stock available for issuance under the Corporation's equity incentive plan by five million shares.

        3. A stockholder proposal, if presented by its proponents at the meeting.

        4. Such other business as may properly be brought before the meeting and any adjournment thereof.

             The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the
PAGE

        Board of Directors, the record date for the determination of the Stockholders entitled to notice of and to vote at the meeting is April 7, 1997.

             The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the meeting regardless of the number of shares you may hold. Enclosed is a proxy authorizing three officers of the Corporation to vote your shares as you instruct. Whether or not you are able to be present in person, please sign the enclosed proxy and return it promptly to our transfer agent in the accompanying envelope, which requires no postage if mailed in the United States.

             This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the Board of Directors.

                                           SANDRA L. LAMBERT
                                                Secretary

PAGE

        PROXY STATEMENT

             The enclosed proxy is solicited by the Board of Directors of Thermo Electron Corporation ("Thermo Electron" or the "Corporation") for use at the 1997 Annual Meeting of the Stockholders (the "Meeting") to be held on Tuesday, June 3, 1997, at 4:00 p.m. at The Hyatt Regency Hotel, Hilton Head, South Carolina, and any adjournment thereof. The mailing address of the executive office of the Corporation is 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about May 5, 1997.

         VOTING PROCEDURES

             The Board of Directors intends to present to the Meeting the election of three directors, comprising the class of directors to be elected for a three-year term expiring in 2000, as well as one other matter: a proposal to increase the number of shares of common stock available for issuance under the Corporation's equity incentive plan by five million shares.

             The representation in person or by proxy of a majority of the outstanding shares of common stock, $1.00 par value, of the Corporation ("Common Stock") entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted. An abstention or withholding authority to vote will be counted as present for determining whether the quorum requirement is satisfied.

             Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted FOR the management nominees for directors, FOR the management proposal, AGAINST the stockholder proposal, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

             A plurality of the votes of the shares present and entitled to vote is required to approve the election of directors. For the proposal to increase the number of shares available for issuance under the Corporation's equity incentive plan and the stockholder proposal, the affirmative vote of a majority of the Corporation's outstanding Common Stock present or represented by proxy and entitled to vote on the matter is necessary for approval. Withholding authority to vote for a nominee for director or an
PAGE
        instruction to abstain from voting on a proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or the proposal. With respect to the election of directors, the management proposal and the stockholder proposal, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

             A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later dated proxy or by voting by ballot at the Meeting.

             The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of April 7, 1997 consisted of 150,141,017 shares of Common Stock. Only Stockholders of record at the close of business on April 7, 1997 are entitled to vote at the Meeting. Each share is entitled to one vote.
PAGE

        -PROPOSAL 1-

         ELECTION OF DIRECTORS

             Three directors are to be elected at the Meeting, and Dr. John M. Albertine, Mr. Peter O. Crisp and Mr. Roger D. Wellington are listed below as nominees for the three-year term expiring at the Annual Meeting of the Stockholders to be held in the year 2000. For purposes of this Meeting, the Board of Directors has fixed the number of directors at ten, divided into three classes as nearly equal in number as possible. Each class is elected for a three-year term at successive Annual Meetings of the Stockholders. In all cases, directors hold office until their successors have been elected and qualified, or until their earlier resignation, death or removal.
         Nominees and Incumbent Directors
             Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages, their offices in the Corporation, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of certain subsidiaries of the Corporation is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

        Nominees for Directors Whose Term of Office Will Expire in 2000

        John M.        Dr. Albertine, 52, has been a director of the
        Albertine      Corporation since 1986.  Dr. Albertine serves as
                       chairman of the board and chief executive officer of Albertine Enterprises, Inc., an economic and public policy consulting firm he founded in 1990. He also serves as chairman of The Jian Group Holdings, LLC, a full-service mergers and acquisitions firm. Dr. Albertine is also a director of American Precision
                       Industries, Inc.,  BBN Corporation and
                       Intermagnetics General Corp.

        Peter O. Crisp Mr. Crisp, 64, has been a director of the
                       Corporation since 1974. Mr. Crisp has been a general partner of Venrock Associates, a venture capital investment firm, for more than five years. Mr. Crisp is also a director of American Superconductor Corporation, Evans & Sutherland Computer Corporation, Long Island Lighting Company, Thermedics Inc., Thermo Power Corporation, ThermoTrex Corporation and United States Trust Corporation.
PAGE

        Roger D.       Mr. Wellington, 70, has been a director of the
        Wellington     Corporation since 1986.  Mr. Wellington serves
                       as the president and chief executive officer of Wellington Consultants, Inc. and of Wellington
                       Associates Inc., international business
                       consulting firms he founded in 1994 and 1989, respectively. Prior to 1989, Mr. Wellington served as chairman of the board of Augat Inc., a manufacturer of electromechanical components and systems, for more than five years. Prior to 1988, Mr. Wellington also served as the chief executive officer and president of Augat Inc.
                       for more than ten years. Mr. Wellington is also a director of BBN Corporation and Photoelectron
                       Corporation.

          Incumbent Directors Whose Term of Office Will Expire in 1999

        George N.      Dr. Hatsopoulos, 70, has been a director, the
        Hatsopoulos    chairman of the board and chief executive
                       officer of the Corporation since he founded the
                       Corporation in 1956. Until March 1997, he was
                       also the president of the Corporation.  Dr.
                       Hatsopoulos is also a director of Photoelectron
                       Corporation, Thermedics Inc., Thermo Ecotek
                       Corporation, Thermo Fibertek Inc., Thermo
                       Instrument Systems Inc., Thermo Optek
                       Corporation, ThermoQuest Corporation and
                       ThermoTrex Corporation. Dr. Hatsopoulos is the
                       brother of Mr. John N. Hatsopoulos, the
                       president and the chief financial officer of the
                       Corporation.
        Robert A.      Mr. McCabe, 62, has been a director of the
        McCabe         Corporation since 1962. He has served as
                       president of Pilot Capital Corporation, which is engaged in private investments and provides acquisition services, since 1987. Prior to that time Mr. McCabe was a managing director of Lehman Brothers Inc., an investment banking firm. Mr. McCabe is also a director of Borg-Warner Security Corporation, Church &
                       Dwight Company, Morrison-Knudsen Corporation and
                       Thermo Optek Corporation.
PAGE

        Hutham S.      Ms. Olayan, 43, has been a director of the
        Olayan         Corporation since 1987. She has served as
                       president and a director of Olayan America
                       Corporation since 1995 and Competrol Real Estate
                       Limited since 1986, members of the Olayan Group engaged in advisory services and private real estate investments, respectively. Ms. Olayan also served as president and a director of Crescent Diversified Limited, a member of the Olayan Group engaged in private investments, from 1985 until 1994. Ms. Olayan is also a director of Trex Medical Corporation.


        Incumbent Directors Whose Term of Office Will Expire in 1998
        Elias P.       Dr. Gyftopoulos, 69, has been a director of the
        Gyftopoulos    Corporation since 1976.  Dr. Gyftopoulos is
                       Professor Emeritus of the Massachusetts
                       Institute of Technology, where he was the Ford
                       Professor of Mechanical Engineering and of Nuclear Engineering for more than 20 years until his retirement in 1996. Dr. Gyftopoulos is also a director of Thermo BioAnalysis Corporation, Thermo Cardiosystems Inc., ThermoLase
                       Corporation,  Thermo Remediation Inc.,
                       ThermoSpectra Corporation, Thermo Voltek Corp.
                       and Trex Medical Corporation.
        Frank Jungers  Mr. Jungers, 70, has been a director of the
                       Corporation since 1978. Mr. Jungers has been a consultant on business and energy matters since
                       1977. Mr. Jungers was employed by the Arabian
                       American Oil Company from 1974 through 1977 as chairman and chief executive officer. Mr.
                       Jungers is also a director of The AES
                       Corporation, Donaldson, Lufkin & Jenrette,
                       Georgia-Pacific Corporation, Thermo Ecotek
                       Corporation and ThermoQuest Corporation.

        Frank E.       Dr. Morris, 73, has been a director of the
        Morris         Corporation since 1989.  Dr. Morris served as
                       president of the Federal Reserve Bank of Boston from 1968 until he retired in 1988. Dr. Morris also served as the Peter Drucker Professor of Management at Boston College from 1989 to 1994.
                       Dr. Morris is a trustee of SEI Mutual Funds, The
                       Capitol Mutual Funds, FFB Lexicon Funds, The
                       Arbor Fund and Thermo Remediation Inc.
PAGE

        Donald E.      Mr. Noble, 82, has been a director of the
        Noble          Corporation since 1983. For more than 20 years,
                       from 1959 to 1980, Mr. Noble served as the chief executive officer of Rubbermaid, Incorporated, first with the title of president and then as chairman of the board. Mr. Noble is also a director of Thermo Fibertek Inc., Thermo Power
                       Corporation, Thermo Sentron Inc. and Thermo
                       TerraTech Inc.


        Committees of the Board of Directors and Meetings

             The Board of Directors has established an Executive Committee, an Audit Committee and a Human Resources Committee. The present members of the Executive Committee are Dr. Hatsopoulos (Chairman), Mr. Crisp, Mr. Jungers and Mr. Noble. The Executive Committee is empowered to act when it is impractical to call a meeting of the entire Board of Directors and, with certain exceptions, has the powers of the Board of Directors. The Audit Committee consists solely of outside directors, and its present members are Mr. Jungers (Chairman), Dr. Albertine, Mr. McCabe and Dr. Morris. The Audit Committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The Human Resources Committee consists solely of outside directors and its present members are Mr. Noble (Chairman), Dr. Gyftopoulos, Mr. Jungers, Ms. Olayan and Mr. Wellington. The Human Resources Committee reviews corporate organization, reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met sixteen times, the Audit Committee met twice, the Executive Committee met once and the Human Resources Committee met eleven times during fiscal 1996. Each director attended at least 75% of all meetings of the Board of Directors and committees on which he or she served held during fiscal 1996.
         Compensation of Directors

        Cash Compensation

             Directors who are not employees of the Corporation or any companies affiliated with Thermo Electron ("outside directors") receive an annual retainer of $20,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors or its committees and for each day of consulting for the Board of Directors, and $500 per day for participating in meetings of the Board of Directors or such committees held by means of conference telephone. Payment of directors' fees is made quarterly. Dr. G. Hatsopoulos, who is a full-time employee of the Corporation, does not receive any cash compensation from the Corporation for his service as a director. Directors are also reimbursed for
PAGE
        out-of-pocket expenses and in some instances for travel time incurred in attending such meetings.

        Deferred Compensation Plan for Directors

             Under the Corporation's Deferred Compensation Plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock; or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 408,907 shares of Common Stock has been reserved for issuance under the Deferred Compensation Plan. As of March 1, 1997, deferred units equal to 304,383.44 shares of Common Stock were accumulated under the Deferred Compensation Plan.

        Directors Stock Option Plan

             The Corporation's directors stock option plan (the "Directors Plan"), provides for the grant of stock options to purchase shares of common stock of the Corporation and certain of its majority-owned subsidiaries to outside directors as additional compensation for their service as directors. Under the Directors Plan, outside directors are automatically granted options to purchase 1,000 shares of Common Stock annually. In addition, the Directors Plan provides for the automatic grant of options to purchase up to 1,500 shares of the common stock of certain of the Corporation's publicly traded, majority-owned subsidiaries and of each majority-owned subsidiary of the Corporation that is subsequently "spun out" to outside investors. Pursuant to the Directors Plan, outside directors receive an annual grant of options to purchase 1,000 shares of Common Stock at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a director of the Corporation or any
PAGE
        other Thermo Electron company prior to the first anniversary of the grant date.

             In addition, under the Directors Plan, outside directors are automatically granted options to purchase shares of common stock of certain of the Corporation's publicly traded, majority-owned subsidiaries as described in the Directors Plan and of each majority-owned subsidiary of the Corporation that is subsequently "spun out" to outside investors. Outside directors receive options to purchase 1,500 shares of common stock for majority-owned subsidiaries that are directly owned by the Corporation and 1,000 shares of common stock for majority-owned subsidiaries that are indirectly owned by the Corporation through one or more of its other majority-owned subsidiaries. The grant of options with respect to the common stock of subsidiaries that are spun out occurs on the close of business on the date of the first Annual Meeting of the Stockholders next following the subsidiary's spinout, which is the first to occur of either an initial public offering of the subsidiary's common stock or a sale of such stock to third parties in an arms-length transaction. The options granted vest and become exercisable on the fourth anniversary of the date of grant, unless prior to such date the subsidiary's common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (''Section 12 Registration"). In the event that the effective date of Section 12 Registration occurs before the fourth anniversary of the grant date, the option will become immediately exercisable and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or any other Thermo Electron company. In the event of Section 12 Registration, the restrictions and repurchase rights shall lapse or be deemed to lapse at the rate of 25% per year, starting with the first anniversary of the grant date. These options expire after five years. At this Annual Meeting of the Stockholders, each outside director will be granted options to purchase 1,500 shares of common stock of Thermo Cardiosystems Inc. and 1,000 shares of the common stock of each of (i) Thermo Optek Corporation, a subsidiary of Thermo Instrument Systems Inc. that was spun out in June 1996, (ii) Thermo Fibergen Inc., a subsidiary of Thermo Fibertek Inc. that was spun out in September 1996, (iii) Metrika Systems Corporation, a subsidiary of Thermo Instrument Systems Inc. that was spun out in December 1996, (iv) Thermedics Detection Inc., a subsidiary of Thermedics Inc. that was spun out in November 1996 and (v) Thermo Information Solutions Inc., a subsidiary of the Corporation that was spun in March 1997.

             The exercise price for options granted under the Directors Plan is the average of the closing prices of the common stock as reported on the New York or American Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days preceding and including the date of grant, or, if the shares are not then traded, at the last price per
PAGE
        share paid by third parties in an arms-length transaction prior to the option grant. As of March 1, 1997, options to purchase 84,375 shares of Common Stock had been granted and were outstanding under the Directors Plan, no options had lapsed or been exercised, and options to purchase 590,625 shares of Common Stock were available for future grant under the Directors Plan.

        Stock Ownership Policies for Directors

             During 1996, the Human Resources Committee of the Board of Directors (the "Committee") established a stock holding policy
        for directors.   The stock holding policy requires each director
        to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in 1996, which is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

             In addition, the Committee adopted a policy requiring directors to hold shares of the Corporation's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

        STOCK OWNERSHIP

             The following table sets forth, as of March 1, 1997, the beneficial ownership of the Corporation's Common Stock, by (a) each director, (b) each of the Corporation's executive officers named in the summary compensation table set forth below under the heading "Executive Compensation," and (c) all directors and current executive officers as a group, as well as their beneficial ownership of each of the Corporation's majority-owned subsidiaries as follows: (i) Thermo Ecotek Corporation, (ii) Thermo Fibertek Inc. and Thermo Fibergen Inc., a majority-owned subsidiary of Thermo Fibertek Inc., (iii) Thermo Power Corporation and ThermoLyte Corporation, a majority-owned subsidiary of Thermo Power Corporation, (iv) Thermo TerraTech Inc. and Thermo Remediation Inc., a majority-owned subsidiary of Thermo TerraTech Inc., (v) Thermedics Inc. and Thermedics Detection Inc., Thermo Cardiosystems Inc., Thermo Sentron Inc. and Thermo Voltek Corp., each a majority-owned subsidiary of Thermedics Inc., (vi) ThermoTrex Corporation and ThermoLase Corporation and Trex Medical Corporation, each a majority-owned subsidiary of ThermoTrex Corporation, and (viii) Thermo Instrument Systems Inc. and Thermo BioAnalysis Corporation,
PAGE

        Thermo Optek Corporation, ThermoQuest Corporation, ThermoSpectra Corporation and Metrika Systems Corporation, each a majority-owned subsidiary of Thermo Instrument Systems Inc. The common stock of each of the majority-owned subsidiaries is publicly traded except for the common stock of ThermoLyte Corporation and Metrika Systems Corporation, which are privately held.

             While certain directors and executive officers of the Corporation are also directors or executive officers of majority-owned subsidiaries of the Corporation, all such persons disclaim beneficial ownership of the shares of common stock of other Thermo Electron companies owned by the Corporation or such majority-owned subsidiaries.









                      Thermo    Thermo     Thermo    Thermo   Thermo   Thermo  Thermo  Thermo
                      Electron  Ecotek     Fibertek  Fibergen Power    Lyte    Tech    Remediation
   Name               Corp      Corp       Inc.      Inc.     Corp     Corp    Inc.    Inc.
                      (2)       (3)        (4)       (5)      (6)      (7)     (8)     (9)

   John M. Albertine  39,357     2,250     6,750         0    3,000   1,000   1,500   4,500

   Peter O. Crisp     98,904     5,191     6,750   474,600   34,161 101,500   3,660   4,500

   Elias P.           71,070     2,250     6,750         0    3,000  15,000   1,500  27,600
   Gyftopoulos

   George N.       3,512,279    25,575   191,910    20,000   54,282  15,000  55,420   7,500
   Hatsopoulos

   John N.           526,768    35,569   119,155    20,000   45,953  15,000  62,306  42,182
   Hatsopoulos

   Frank Jungers     245,754    41,850     7,875     1,500    3,000   2,500   1,500  15,450

   Robert A. McCabe   47,515     2,250     6,750         0   11,209   1,000   3,660   4,500

   Frank E. Morris    23,498     2,250     6,750         0    3,000   1,000   1,500  26,751

   Donald E. Noble    54,701     2,250   114,250     4,000   20,472   2,500  49,327  10,500

   Hutham S. Olayan   23,995     2,250     6,750     1,000    3,000   1,000   1,500   4,500

   William A.        252,294     6,000   517,894    41,500        0   6,000   6,000  24,000
   Rainville

   Arvin H. Smith    513,038     6,000    90,000    10,000    7,969   6,000  36,997   2,400

   Roger D.           34,180     2,250    15,750         0    6,425   1,000   2,500   4,500
   Wellington

   John W. Wood, Jr. 263,199     3,321     9,000    10,000        0   6,000       0       0

   All directors and
   current executive
   officers as a   6,197,962   157,647  1,200,834  589,600  219,425  179,500 314,800  212,764
   group (16 persons)







                                            Thermo
                                 Thermedics Cardio-  Thermo   Thermo  Thermo  Thermo  Trex
                      Thermedics Detection  systems  Sentron  Voltek  Trex    Lase   Medical
    Name              Inc.       Inc.       Inc.     Inc.     Corp    Corp    Corp    Corp
                      (10)       (11)       (12)     (13)     (14)    (15)    (16)    (17)

   John M. Albertine  4,500     1,000    11,250     1,000   11,250   4,500   2,000   1,000

   Peter O. Crisp    46,186     1,500    24,750     2,500    2,250  43,165   2,000   1,000

   Elias P.           4,500     1,000    14,500     1,000    3,750   4,500  61,400  40,000
   Gyftopoulos

   George N.         63,546         0    11,599    17,000        0  48,746   31,125  41,188
   Hatsopoulos

   John N.           65,618         0       432    30,000   11,623  23,844  63,503   40,983
   Hatsopoulos

   Frank Jungers      9,000     5,550    11,250     1,000    6,000  11,000   3,300    3,850

   Robert A. McCabe   7,915    10,000    11,250     3,000    3,300  10,000   4,100    2,050

   Frank E. Morris    4,500     1,000    11,250     1,000    1,500   4,500   2,000    1,000

   Donald E. Noble   14,173     1,000    11,250    16,785    1,500   4,500   6,000    1,000

   Hutham S. Olayan   4,500     1,000    11,250     1,000    1,500   4,500   2,000   45,199

   William A.             0         0         0     7,000        0   2,700  10,000   20,000
   Rainville

   Arvin H. Smith     91,290         0    30,000     7,000        0   2,700  10,000  20,000

   Roger D.            4,500     1,000    11,250     1,000    1,500   4,500   2,000   1,000
   Wellington

   John W. Wood, Jr. 175,347    27,854    40,332    33,000   93,071     900  10,000  20,000

   All directors and
   current executive
   officers as a     533,809    50,904   205,163   129,285  127,494 187,985 349,371  265,715
   group (16 persons)



                                 Thermo
                      Thermo     Bio-       Thermo    Thermo-  Thermo-  Metrika
                      Instrument Analysis   Optek     Quest    Spectra  Systems
   Name               Systems    Corp       Corp      Corp     Corp     Corp
                      Inc.
                      (18)      (19)       (20)      (21)     (22)     (23)

   John M. Albertine  1,875     1,000         0     1,000    1,000     20,000

   Peter O. Crisp    17,693     1,000         0     1,000  161,000          0

   Elias P.          47,018    15,000         0     1,000   20,000          0
   Gyftopoulos

   George N.        143,314    25,000   110,000    90,000   20,000          0
   Hatsopoulos

   John N.           81,204    25,000   120,000    92,100   20,000          0
   Hatsopoulos

   Frank Jungers     52,568     5,500    10,000    45,565    5,500          0

   Robert A. McCabe  53,504     3,000    54,734     1,000    8,318     10,000

   Frank E. Morris    1,875     1,000         0     1,000    1,000          0

   Donald E. Noble   54,688     4,000         0     2,300    4,000      3,000

   Hutham S. Olayan   1,875     1,000         0     1,000    1,000          0

   William A.             0     6,000    15,000    15,000   10,000          0
   Rainville

   Arvin H. Smith   431,667    39,000    98,000    90,000   20,000          0

   Roger D.           4,875     1,000         0     1,000    1,000          0
   Wellington

   John W. Wood, Jr. 15,608     6,000    15,000    15,000    5,000          0

   All directors and
   current executive
   officers as a    954,430   141,500   437,234   368,965  287,318     33,000
   group (16 persons)




        (1) Except as reflected in the footnotes to this table, shares of the Common Stock of the Corporation and of the common stock of each of the Corporation's subsidiaries beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

        (2) The number of shares of Common Stock reported in the table reflects a three-for-two split of such stock distributed in June 1996 in the form of a 50% stock dividend. Shares of the Common Stock of the Corporation beneficially owned by Dr. Albertine, Mr. Crisp, Dr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Jungers, Mr. McCabe, Dr. Morris, Mr. Noble, Ms. Olayan, Mr. Rainville, Mr. Smith, Mr. Wellington, Mr. Wood and all directors and current executive officers as a group include 9,375, 9,375, 9,375, 1,499,500, 429,685, 9,375, 9,375, 9,375, 9,375, 9,375,
        205,648, 222,411, 9,375, 227,658  and 2,836,601 shares,
        respectively, that such person or members of the group have the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Smith and all directors and current executive officers as a group include 2,164, 1,934, 1,717, and 9,687 full shares, respectively, allocated to their respective accounts maintained pursuant to the Corporation's employee stock ownership plan (the "ESOP"), of which the trustees, who have investment power over its assets, are
        executive officers of the Corporation.   Shares beneficially
        owned by Dr. Albertine, Mr. Crisp, Mr. Jungers, Mr. McCabe, Dr. Morris, Mr. Noble, Ms. Olayan, Mr. Wellington and all directors and current executive officers as a group include 29,982, 44,885, 80,427, 34,725, 10,708, 41,911, 14,620, 22,275, and 279,533
        shares, respectively, allocated to accounts maintained pursuant to the Corporation's deferred compensation plan for directors. Shares beneficially owned by Dr. G. Hatsopoulos include 89,601 shares held by his spouse, 168,750 shares held by a QTIP trust of
PAGE
        which his spouse is a trustee, 39,937 shares held by a family trust of which his spouse is the trustee, and 153 shares allocated to his spouse's account maintained pursuant to the ESOP. Shares beneficially owned by Mr. Jungers include 4,500 shares held by Mr. Jungers' spouse. Shares beneficially owned by Mr. Morris include 3,415 shares held by Mr. Morris' spouse. Shares beneficially owned by Ms. Olayan do not include 4,300,000 shares owned by Crescent Holding GmbH, a member of the Olayan Group. Crescent Holding GmbH is indirectly controlled by Suliman
        S. Olayan, Ms. Olayan's father. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent Holding GmbH. Except for Dr. G. Hatsopoulos, who beneficially owned 2.3% of the Common Stock outstanding as of March 1, 1997, no director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of such date; all directors and current executive officers as a group beneficially owned 4.1% of the Common Stock outstanding as of March 1, 1997.

        (3) The number of shares of the common stock of Thermo Ecotek Corporation reported in the table reflects a three-for-two split of such stock distributed in October 1996 in the form of a 50% stock dividend. Shares of the common stock of Thermo Ecotek Corporation beneficially owned by Dr. Albertine, Mr. Crisp, Dr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Jungers, Mr. McCabe, Dr. Morris, Mr. Noble, Ms. Olayan, Mr. Rainville, Mr. Smith, Mr. Wellington and all directors and current executive officers as a group include 2,250, 2,250, 2,250, 15,000, 13,257,
        37,500, 2,250, 2,250, 2,250, 2,250, 6,000, 6,000, 2,250 and
        112,257 shares, respectively, that such person or members of the group have the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Mr. Jungers include 300 shares held by Mr. Jungers' spouse. The directors and current executive officers did not individually or as a group beneficially own more than 1% of the Thermo Ecotek Corporation common stock outstanding as of March 1, 1997.

        (4) The number of shares of common stock of Thermo Fibertek Inc. reported in the table reflects a three-for-two split of such stock distributed in June 1996 in the form of a 50% stock dividend. Shares of the common stock of Thermo Fibertek Inc. beneficially owned by Dr. Albertine, Mr. Crisp, Dr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Jungers, Mr. McCabe, Dr. Morris, Mr. Noble, Ms. Olayan, Mr. Rainville, Mr. Smith, Mr. Wellington, Mr. Wood and all directors and current executive officers as a group include 6,750, 6,750, 6,750, 157,910, 97,200,
        6,750, 6,750, 6,750, 95,850, 6,750, 495,000, 90,000, 6,750, 9,000
        and 1,082,210 shares, respectively, that such person or members of the group have the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Mr. Noble and all directors and current executive officers as a group include 5,715 shares allocated to Mr. Noble's account maintained pursuant to Thermo Fibertek Inc.'s deferred compensation plan for directors. Shares beneficially owned by Mr. Jungers include 1,125 shares held by his spouse. No director or
PAGE
        executive officer beneficially owned more than 1% of the Thermo Fibertek Inc. common stock outstanding as of March 1, 1997; all directors and current executive officers as a group beneficially owned 1.9% of the Thermo Fibertek Inc. common stock outstanding as of such date.

        (5) Shares of the common stock of Thermo Fibergen Inc. beneficially owned by Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Rainville, Mr. Smith, Mr. Wood and all directors and current executive officers as a group include 20,000, 20,000, 40,000, 10,000, 10,000 and 107,000 shares, respectively, that such person or members of the group have the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Mr. Crisp include 470,600 shares held in the aggregate by entities affiliated with Venrock Associates.
        Mr. Crisp is both a general and limited partner of Venrock Associates and therefore, may be deemed to beneficially own the shares held by such entities. Mr. Crisp disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein arising from his general and limited partnership interests in Venrock Associates. Except for Mr. Crisp, who beneficially owned 3.2% of the common stock of Thermo Fibergen Inc. outstanding as of March 1, 1997, no director or executive officer beneficially owned more than 1% of the Thermo Fibergen Inc. common stock outstanding as of March 1, 1997; all directors and current executive officers as a group beneficially owned 4.0% of the Thermo Fibergen Inc. common stock outstanding as of such date. In addition, Mr. Crisp, Mr. Jungers, Ms. Olayan, Mr. Rainville and directors and current executive officers as a group beneficially owned 4,000, 1,500, 1,000, 1,500 and 8,000 redemption rights, respectively, issued by Thermo Fibergen Inc. Each of these rights, issued in a public offering in September 1996, permits the holder to sell one share of the Thermo Fibergen common stock back to Thermo Fibergen Inc. at certain points in the future at a price of $12.25 per share.

        (6) Shares of the common stock of Thermo Power Corporation beneficially owned by Dr. Albertine, Mr. Crisp, Dr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Jungers, Mr. McCabe, Dr. Morris, Mr. Noble, Ms. Olayan, Mr. Wellington and all directors and current executive officers as a group include 3,000, 6,600, 3,000, 40,000, 40,000, 3,000, 3,000, 3,000, 7,200,
        3,000, 3,000 and 123,800 shares, respectively, that such person or members of the group have the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Mr. Crisp, Mr. Noble and all directors and current executive officers as a group include 9,468, 5,847 and 15,315 shares, respectively, allocated to their respective accounts maintained pursuant to Thermo Power Corporation's deferred compensation plan for directors. Shares beneficially owned by Dr. G. Hatsopoulos include 114 shares held by Dr. G. Hatsopoulos' spouse. Shares beneficially owned by Mr. J. Hatsopoulos include 2,600 shares held by him as custodian for two minor children. No director or executive officer beneficially
PAGE
        owned more than 1% of the Thermo Power Corporation common stock outstanding as of March 1, 1997; all directors and current executive officers as a group beneficially owned 1.7% of the Thermo Power Corporation common stock outstanding as of such date.

        (7) Shares of the common stock of ThermoLyte Corporation beneficially owned by Dr. Albertine, Mr. Crisp, Dr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Jungers, Mr. McCabe, Dr. Morris, Mr. Noble, Ms. Olayan, Mr. Rainville, Mr. Smith, Mr. Wellington, Mr. Wood and all directors and current executive officers as a group include 1,000, 1,500, 15,000, 15,000, 15,000,
        1,000, 1,000, 1,000, 1,500, 1,000, 6,000, 6,000, 1,000, 6,000 and
        77,000 shares, respectively, that such person or members of the group have the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Mr. Crisp include 100,000 shares held in the aggregate by entities affiliated with Venrock Associates. Mr. Crisp is both a general and limited partner of Venrock Associates and therefore, may be deemed to beneficially own the shares held by such entities. Mr. Crisp disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein arising from his general and limited partnership interests in Venrock Associates. Shares beneficially owned by Ms. Olayan do not include 25,000 shares owned by Crescent International Holdings Limited, a member of the Olayan Group. Crescent International Holdings Limited is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent International Holdings Limited. Except for Mr. Crisp, who beneficially owned 1.2% of the common stock of ThermoLyte Corporation outstanding as of March 1, 1997, no director or executive officer beneficially owned more than 1% of the common stock of ThermoLyte Corporation outstanding as of such date; all directors and current executive officers as a group beneficially owned 2.1% of the ThermoLyte Corporation common stock outstanding as of March 1, 1997.

        (8) Shares of the common stock of Thermo TerraTech Inc. beneficially owned by Dr. Albertine, Mr. Crisp, Dr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Jungers, Mr. McCabe, Dr. Morris, Mr. Noble, Ms. Olayan, Mr. Rainville, Mr. Smith, Mr. Wellington and all directors and current executive officers as a group include 1,500, 1,500, 1,500, 40,000, 40,000, 1,500, 1,500,
        1,500, 8,200, 1,500, 60,000, 35,000, 1,500 and 202,200 shares, respectively, that such person or members of the group have the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Smith and all directors and current executive officers as a group include 258, 264, 265 and 1,314 full shares, respectively, allocated to their respective accounts maintained pursuant to the Corporation's ESOP. Shares beneficially owned by Mr. Noble and all directors and current executive officers as a group include 18,087 shares allocated to
PAGE

        Mr. Noble's account maintained pursuant to Thermo TerraTech Inc.'s deferred compensation plan for directors. Shares beneficially owned by Mr. J. Hatsopoulos and all directors and current executive officers as a group include 12,500 shares that Mr. J. Hatsopoulos has the right to acquire within 60 days of March 1, 1997, through the exercise of stock purchase warrants acquired in connection with private placements of securities by Thermo TerraTech Inc. and one or more of that corporation's subsidiaries on terms identical to terms granted to outside investors. Shares beneficially owned by Dr. G. Hatsopoulos include 93 shares held by his spouse and 3 shares allocated to his spouse's account maintained pursuant to the Corporation's ESOP. Shares beneficially owned by Mr. J. Hatsopoulos include 2,000 shares held by him as custodian for two minor children. No director or executive officer beneficially owned more than 1% of the Thermo TerraTech Inc. common stock outstanding as of March 1, 1997; all directors and current executive officers as a group beneficially owned 1.7% of the Thermo TerraTech Inc. common stock as of such date.

        (9) Shares of the common stock of Thermo Remediation Inc. beneficially owned by Dr. Albertine, Mr. Crisp, Dr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Jungers, Mr. McCabe, Dr. Morris, Mr. Noble, Ms. Olayan, Mr. Rainville, Mr. Smith, Mr. Wellington and all directors and current executive officers as a group include 4,500, 4,500, 27,600, 7,500, 22,500, 4,500, 4,500,
        24,450, 6,000, 4,500, 22,500, 2,400, 4,500 and 157,350 shares, respectively, that such person or members of the group have the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Dr. Morris and all directors and current executive officers as a group include 2,301 shares allocated to Dr. Morris' account maintained pursuant to Thermo Remediation Inc.'s deferred compensation plan for directors. Shares beneficially owned by Mr. Jungers include 450 shares held by his spouse. No director or executive officer beneficially owned more than 1% of the Thermo Remediation Inc. common stock outstanding as of March 1, 1997; all directors and current executive officers as a group beneficially owned 1.7% of the Thermo Remediation Inc. common stock outstanding as of such date.

        (10) Shares of the common stock of Thermedics Inc. beneficially owned by Dr. Albertine, Mr. Crisp, Dr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Jungers, Mr. McCabe, Dr. Morris, Mr. Noble, Ms. Olayan, Mr. Smith, Mr. Wellington, Mr. Wood and all directors and current executive officers as a group include 4,500, 9,050, 4,500, 50,000, 50,000, 4,500, 4,500, 4,500,
        4,500, 4,500, 82,500, 4,500, 125,500 and 372,050 shares,
        respectively, that such person or members of the group have the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Smith and all directors and current executive officers as a group include 1,500, 1,602, 1,445, and 7,523 full shares, respectively, allocated to their
PAGE
        respective accounts maintained pursuant to the Corporation's ESOP. Shares beneficially owned by Mr. Crisp and all directors and current executive officers as a group include 6,841 shares allocated to Mr. Crisp's account maintained pursuant to Thermedic's Inc.'s deferred compensation plan for directors. Shares beneficially owned by Dr. G. Hatsopoulos include 562 shares held by his spouse and 92 shares allocated to the account of his spouse maintained pursuant to the Corporation's ESOP. Shares beneficially owned by Mr. Jungers include 1,500 shares held by Mr. Jungers' spouse. Shares beneficially owned by Mr. Wood include 2,600 shares held by him as custodian for two children. No director or executive officer beneficially owned more than 1% of the common stock of Thermedics Inc. outstanding as of March 1, 1997; all directors and current executive officers as a group beneficially owned 1.4% of the Thermedics Inc. common stock outstanding as of such date.

        (11) Shares of the common stock of Thermedics Detection Inc. beneficially owned by Dr. Albertine, Mr. Crisp, Dr. Gyftopoulos, Mr. Jungers, Mr. McCabe, Dr. Morris, Mr. Noble, Ms. Olayan, Mr. Wellington, Mr. Wood and all directors and current executive officers as a group include 1,000, 1,500, 1,000, 1,000, 1,000,
        1,000, 1,000, 1,000, 1,000, 23,333 and 32,833 shares,
        respectively, that such person or members of the group have the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Mr. Jungers include 1,550 shares held by his spouse. Shares beneficially owned by Mr. McCabe include 9,000 shares held in a trust of which he and members of his family are the trustees. Shares beneficially owned by Ms. Olayan do not include 50,000 shares owned by Crescent International Holdings Limited, a member of the Olayan Group. Crescent International Holdings Limited is indirectly controlled by Mr. Suliman S. Olayan, Ms. Olayan's father. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent International Holdings Limited. The directors and current executive officers did not individually or as a group beneficially own more than 1% of the Thermedics Detection Inc. common stock outstanding as of March 1, 1997.

        (12) The number of shares of the common stock of Thermo Cardiosystems Inc. reported in the table reflects a three-for-two split of such stock distributed in May 1996 in the form of a 50% stock dividend. Shares of the common stock of Thermo Cardiosystems Inc. beneficially owned by Mr. Crisp, Dr. Gyftopoulos, Mr. Jungers, Mr. McCabe, Dr. Morris, Mr. Noble, Ms. Olayan, Mr. Smith, Mr. Wellington, Mr. Wood and all directors and current executive officers as a group include 24,750, 14,500, 11,250, 11,250, 11,250, 11,250, 11,250, 30,000, 11,250, 33,450
        and 170,200 shares, respectively, that such person or members of the group have the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Mr. Wood include 1,122 shares held by him as custodian for two children. The directors and current executive officers did not individually or as a group beneficially own more than 1%
PAGE
        of the Thermo Cardiosystems Inc. common stock outstanding as of March 1, 1997.

        (13) Shares of the common stock of Thermo Sentron Inc. beneficially owned by Dr. Albertine, Mr. Crisp, Dr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Jungers, Mr. McCabe, Dr. Morris, Mr. Noble, Ms. Olayan, Mr. Rainville, Mr. Smith, Mr. Wellington, Mr. Wood and all directors and current executive officers as a group include 1,000, 2,500, 1,000, 15,000, 15,000,
        1,000, 1,000, 1,000, 15,000, 1,000, 7,000, 7,000, 1,000, 30,000
        and 105,500 shares, respectively, that such person or members of the group have the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Mr. Noble and all directors and current executive officers as a group include 485 shares allocated to Mr. Noble's account maintained pursuant to Thermo Sentron Inc.'s deferred compensation plan for directors. No director or executive officer beneficially owned more than 1% of the Thermo Sentron Inc. common stock outstanding as of March 1, 1997; all directors and current executive officers as a group beneficially owned 1.3% of the Thermo Sentron Inc. common stock outstanding as of such date.

        (14) The number of shares of the common stock of Thermo Voltek Corp. reported in the table reflects a three-for-two split of such stock distributed in August 1996 in the form of a 50% stock dividend. Shares of the common stock of Thermo Voltek Corp. beneficially owned by Dr. Albertine, Mr. Crisp, Dr. Gyftopoulos, Mr. J. Hatsopoulos, Mr. Jungers, Mr. McCabe, Dr. Morris, Mr. Noble, Ms. Olayan, Mr. Wellington, Mr. Wood and all directors and current executive officers as a group include 1,500, 2,250, 3,750, 7,498, 1,500, 1,500, 1,500, 1,500, 1,500, 1,500, 78,450
        and 102,448 shares, respectively, that such persons or members of the group have the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Ms. Olayan do not include 10,000 shares owned by Crescent Growth Fund, Ltd., a member of the Olayan Group. Crescent Growth Fund, Ltd. is indirectly controlled by Mr. Suliman S. Olayan, Ms. Olayan's father. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent Growth Fund, Ltd. No director or executive officer beneficially owned more than 1% of the Thermo Voltek Corp. common stock outstanding as of March 1, 1997; all directors and current executive officers beneficially owned 1.3% of the Thermo Voltek Corp. common stock outstanding as of such date.

        (15) Shares of the common stock of ThermoTrex Corporation beneficially owned by Dr. Albertine, Mr. Crisp, Dr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Jungers, Mr. McCabe, Dr. Morris, Mr. Noble, Ms. Olayan, Mr. Rainville, Mr. Smith, Mr. Wellington, Mr. Wood and all directors and current executive officers as a group include 4,500, 27,800, 4,500, 36,600, 21,000,
        4,500, 4,500, 4,500, 4,500, 4,500, 2,700, 2,700, 4,500, 900 and
        139,900 shares, respectively, that such person or members of the PAGE group have the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Mr. Crisp and all directors and current executive officers as a group include 1,921 shares allocated to Mr. Crisp's account maintained pursuant to ThermoTrex Corporation's deferred compensation plan for directors. Shares beneficially owned by Dr.
        G. Hatsopoulos include 160 shares held by his spouse. The directors and current executive officers did not individually or as a group beneficially own more than 1% of the ThermoTrex Corporation common stock outstanding as of March 1, 1997.

        (16) Shares of the common stock of ThermoLase Corporation beneficially owned by Dr. Albertine, Mr. Crisp, Dr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Jungers, Mr. McCabe, Dr. Morris, Mr. Noble, Ms. Olayan, Mr. Rainville, Mr. Smith, Mr. Wellington, Mr. Wood and all directors and current executive officers as a group include 2,000, 22,508, 61,400, 28,800,
        53,800, 2,000, 2,000, 2,000, 2,000, 2,000, 10,000, 10,000, 2,000,
        10,000 and 287,508 shares, respectively, that such person or members of the group have the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos include 32 shares held by his spouse. The directors and current executive officers did not individually or as a group beneficially own more than 1% of the ThermoLase Corporation common stock outstanding as of March 1, 1997.

        (17) Shares of the common stock of Trex Medical Corporation beneficially owned by Dr. Albertine, Mr. Crisp, Dr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Jungers, Mr. McCabe, Dr. Morris, Mr. Noble, Ms. Olayan, Mr. Rainville, Mr. Smith, Mr. Wellington, Mr. Wood and all directors and current executive officers as a group include 1,000, 2,500, 40,000, 40,000, 40,000,
        1,000, 1,000, 1,000, 1,000, 40,000, 20,000, 20,000, 1,000, 20,000
        and 238,500 shares, respectively, that such person or members of the group have the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Ms. Olayan and all directors and current executive officers as a group include 199 shares allocated to Ms. Olayan's account maintained pursuant to Trex Medical Corporation's deferred compensation plan for directors. Shares beneficially owned by Dr. G. Hatsopoulos include 16 shares held by his spouse. Shares beneficially owned by Ms. Olayan do not include 15,000 and 227,000 shares owned by Crescent Growth Fund, Ltd. and Crescent International Holdings Limited, respectively. Crescent Growth Fund, Ltd. and Crescent International Holdings Limited are indirectly controlled by Mr. Suliman S. Olayan, Ms. Olayan's father. Ms. Olayan disclaims beneficial ownership of these
        shares.   The directors and current executive officers did not
        individually or as a group beneficially own more than 1% of the Trex Medical Corporation common stock outstanding as of March 1, 1997.

        (18) Shares of the common stock of Thermo Instrument Systems Inc.
PAGE
        beneficially owned by Dr. Albertine, Mr. Crisp, Dr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Jungers, Mr. McCabe, Dr. Morris, Mr. Noble, Ms. Olayan, Mr. Smith, Mr. Wellington and all directors and current executive officers as a group include 1,875, 1,875, 14,465, 93,750, 65,625, 13,809, 10,995, 1,875,
        6,093, 1,875, 234,375, 1,875 and 468,174 shares, respectively, that such person or members of the group have the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Smith and all directors and current executive officers as a group include 479, 529, 530 and 2,544 full shares, respectively, allocated to accounts maintained pursuant to the Corporation's ESOP. Shares beneficially owned by Mr. Jungers, Mr. McCabe and all directors and current executive officers as a group include 12,200, 7,126 and 19,326 shares, respectively, allocated to accounts maintained pursuant to Thermo Instrument Systems Inc.'s deferred compensation plan for directors. Shares beneficially owned by Dr. G. Hatsopoulos include 21,368 shares held by his spouse and 50 shares allocated to his spouse's account maintained pursuant to the Corporation's
        ESOP.   Shares beneficially owned by Mr. Jungers include 543
        shares held by his spouse.   Shares beneficially owned by Mr.
        Wood include 15,608 shares held by him as custodian for two children. The directors and current executive officers did not individually or as a group beneficially own more than 1% of the Thermo Instrument Systems Inc. common stock outstanding as of March 1, 1997.

        (19) Shares of common stock of Thermo BioAnalysis Corporation beneficially owned by Dr. Albertine, Mr. Crisp, Dr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Jungers, Mr. McCabe, Dr. Morris, Mr. Noble, Ms. Olayan, Mr. Rainville, Mr. Smith, Mr. Wellington, Mr. Wood and all directors and current executive officers as a group include 1,000, 1,000, 15,000, 15,000, 15,000,
        1,500, 1,500, 1,000, 1,000, 1,000, 6,000, 20,000, 1,000, 6,000
        and 91,000 shares, respectively, that such person or members of the group have the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. No director or executive officer beneficially owned more than 1% of the Thermo BioAnalysis Corporation common stock outstanding as of March 1, 1997; all directors and current executive officers as a group beneficially owned 1.4% of the Thermo BioAnalysis Corporation common stock outstanding as of such date.

        (20) Shares of the common stock of Thermo Optek Corporation beneficially owned by Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. McCabe, Mr. Rainville, Mr. Smith, Mr. Wood and all directors and current executive officers as a group include 90,000, 90,000 45,000, 15,000, 90,000, 15,000 and 357,000 shares, respectively, that such person or members of the group have the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Mr. McCabe include 6,734 shares issuable upon conversion of $100,000 in principal amount of the 5% convertible subordinated debenture due 2000
PAGE
        issued by Thermo Optek Corporation.   Shares beneficially owned
        by Ms. Olayan do not include 20,000 shares owned by Crescent Growth Fund, Ltd., which is indirectly controlled by Mr. Suliman
        S. Olayan, Ms. Olayan's father. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent Growth Fund, Ltd. The directors and current executive officers did not individually or as a group beneficially own more than 1% of the Thermo Optek Corporation common stock outstanding as of March 1, 1997.

        (21) Shares of the common stock of ThermoQuest Corporation beneficially owned by Dr. Albertine, Mr. Crisp, Dr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Jungers, Mr. McCabe, Dr. Morris, Mr. Noble, Ms. Olayan, Mr. Rainville, Mr. Smith, Mr. Wellington, Mr. Wood and all directors and current executive officers as a group include 1,000, 1,000, 1,000, 90,000, 90,000,
        45,000, 1,000, 1,000, 1,000, 1,000, 15,000, 90,000, 1,000, 15,000
        and 365,000 shares, respectively, that such person or members of the group have the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Mr. Jungers and all directors and current executive officers as a group include 565 full shares allocated to Mr. Jungers' account maintained pursuant to ThermoQuest Corporation's deferred compensation plan for directors. The directors and current executive officers did not individually or as a group beneficially own more than 1% of the ThermoQuest Corporation common stock outstanding as of March 1, 1997.

        (22) Shares of the common stock of ThermoSpectra Corporation beneficially owned by Dr. Albertine, Mr. Crisp, Dr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Jungers, Mr. McCabe, Dr. Morris, Mr. Noble, Ms. Olayan, Mr. Rainville, Mr. Smith, Mr. Wellington, Mr. Wood and all directors and current executive officers as a group include 1,000, 1,000, 20,000, 20,000, 20,000,
        1,500, 1,500, 1,000, 1,000, 1,000, 10,000, 20,000, 1,000, 3,000
        and 109,500 shares, respectively, that such person or members of the group have the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Mr. Crisp include 160,000 shares held in the aggregate by entities affiliated with Venrock Associates. Mr. Crisp is both a general and limited partner of Venrock Associates and therefore, may be deemed to beneficially own the shares held by such entities. Mr. Crisp disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein arising from his general and limited partnership interests in Venrock Associates. Except for Mr. Crisp, who beneficially owned 1.3% of the common stock of ThermoSpectra Corporation outstanding as of March 1, 1997, no director or executive officer beneficially owned more than 1% of the common stock of ThermoSpectra Corporation outstanding as of March 1, 1997; all directors and current executive officers as a group beneficially owned 2.3% of the ThermoSpectra Corporation common stock outstanding as of such date.

        (23) Shares of the common stock of Metrika Systems Corporation
PAGE
        beneficially owned by Dr. Albertine include 6,667 shares held by Albertine Enterprises, Inc. by it as custodian for two of Dr. Albertine's partners. Dr. Albertine is the chairman of the board and chief executive officer of Albertine Enterprises, Inc. and disclaims beneficial ownership of the shares held by it. Shares beneficially owned by Mr. McCabe include 10,000 shares held in a trust of which he and members of his family are the trustees.
        The directors and current executive officers did not individually or as a group beneficially own more than 1% of the Metrika Systems Corporation common stock outstanding as of March 1, 1997.
        Section 16(a)  Beneficial Ownership Reporting Compliance
             Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1996, except in the following
        instances.   A Form 4 for the month of January 1996 filed on
        behalf of Mr. John N. Hatsopoulos, then the chief financial officer and an executive vice president of the Corporation, was amended in March 1996 to include three transactions consisting of the exercise of employee stock options. Mr. Robert C. Howard, an executive vice president of the Corporation in 1996, filed one Form 4 late reporting one transaction.

        EXECUTIVE COMPENSATION

        NOTE: All share amounts reported below have, in all cases, been adjusted as applicable to reflect three-for-two stock splits distributed in June 1996, May 1996, October 1996, June 1996 and August 1996 with respect to the Common Stock and the common stock of Thermo Cardiosystems Inc., Thermo Ecotek Inc., Thermo Fibertek Inc. and Thermo Voltek Corp., respectively, each in the form of a 50% stock dividend.

        Summary Compensation Table

             The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its four other most highly compensated executive officers for the last three fiscal years.







                           Summary Compensation Table


                                                  Long Term
                                                Compensation
                                                 Securities
                                                 Underlying
                                   Annual      Options (No. of
         Name and      Fiscal   Compensation       Shares        All Other
    Principal Position  Year  Salary   Bonus  and Company) (1)    Compen-
                                                     (2)           sation
                                                                     (3)

   George N.           1996  $520,000 $575,000  100,000 (TMO)    $6,750
   Hatsopoulos
     President and                               15,000 (TBA)
   Chief Executive
   Officer (4)
                                                 20,000 (TFG)

                                                 15,000 (TLT)

                                                 90,000 (TOC)

                                                 90,000 (TMQ)

                                                 15,000 (TSR)

                                                 40,000 (TXM)
                       1995  $485,000 $550,000       --          $6,750

                       1994  $450,000 $500,000   20,000 (THS)    $6,750



   John N. Hatsopoulos 1996  $325,000 $550,000  107,200 (TMO)    $6,750

     Executive Vice                              15,000 (TBA)

   President                                     20,000 (TFG)

     and Chief

   Financial Officer                             15,000 (TLT)
   (4)
                                                 90,000 (TOC)

                                                 90,000 (TMQ)

                                                 15,000 (TSR)

                                                 40,000 (TXM)

                       1995  $300,000 $500,000    7,800 (TMO)    $6,750

                                                 25,000 (TLZ)

                       1994  $280,000 $450,000  144,900 (TMO)    $6,750

                                                 20,000 (THS)


   Arvin H. Smith      1996  $270,000 $260,000    9,000 (TMO)    $6,750

     Executive Vice                              20,000 (TBA)
   President
                                                 10,000 (TFG)

                                                 90,000 (TOC)

                                                 90,000 (TMQ)

                                                  7,000 (TSR)

                                                 20,000 (TXM)

                       1995  $262,000 $256,200    9,000 (TMO)    $6,750

                                                 10,000 (TLZ)

                                                  6,000 (TLT)

                       1994  $255,000 $280,500   13,500 (TMO)    $6,750

                                                 20,000 (THS)


   William R.          1996  $205,000 $191,000    6,450 (TMO)   $17,558(5)
   Rainville
     Senior Vice                                 40,000 (TFG)
   President
                                                 15,000 (TOC)

                                                 15,000 (TMQ)

                                                  7,000 (TSR)

                                                 20,000 (TXM)

                       1995  $195,000 $220,000    6,150 (TMO)   $15,870

                                                  6,000 (TBA)

                                                 10,000 (TLZ)

                                                  6,000 (TLT)

                       1994  $182,000 $173,000   96,750 (TMO)   $16,269

                                                 10,000 (THS)



   John W. Wood Jr.    1996  $195,000 $172,000   40,500 (TMO)    $6,750
   (6)
     Senior Vice                                  5,400 (TMD)
   President
                                                  5,000 (TBA)

                                                 10,000 (TFG)

                                                  5,000 (TLT)

                                                 15,000 (TOC)

                                                 15,000 (TMQ)

                                                 30,000 (TSR)

                                                  2,100 (TVL)

                                                 20,000 (TXM)

                       1995  $180,000 $160,000   40,350 (TMO)    $6,750

                                                  4,900 (TMD)

                                                  1,000 (TBA)

                                                  3,450 (TCA)

                                                  1,350 (TVL)

                                                 10,000 (TLZ)

                                                  1,000 (TLT)







        (1) In addition to grants of options to purchase Common Stock of the Corporation (designated in the table as TMO), the named executive officers have been granted options to purchase common stock of subsidiaries of the Corporation, either as compensation for their services to the Corporation or to its subsidiaries.
PAGE

        Options were granted during the last three fiscal years to the chief executive officer and the other named executive officers in their capacities as executive officers of the Corporation or directors or executive officers of the following subsidiaries of the Corporation: Thermedics Inc. (designated in the table as TMD), Thermo BioAnalysis Corporation (designated in the table as
        TBA), Thermo Cardiosystems Inc. (designated in the table as TCA), Thermo Fibergen Inc. (designated in the table as TFG), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ), Thermo Sentron Inc. (designated in the table as TSR), ThermoSpectra Corporation (designated in the table as THS), Thermo Voltek Corp. (designated in the table as TVL) and Trex Medical Corporation (designated in the table as TXM).

        (2) No awards of restricted stock of the Corporation were made to the chief executive officer or other named executive officers during the last three fiscal years. As of December 28, 1996, the amount and value of each executive officer's restricted stock holdings were as follows: Dr. G. Hatsopoulos - 20,250 shares valued at $764,438; Mr. Smith - 10,125 shares valued at $382,219.

        (3) For all executive officers except Mr. Rainville, this amount represents matching contributions made on behalf of the executive officer by the Corporation pursuant to the Corporation's 401(k) plan. As to Mr. Rainville, this amount represents employer contributions to his account under the profit sharing plan of Thermo Web Systems Inc., a subsidiary of Thermo Fibertek Inc.

        (4) Mr. John N. Hatsopoulos was appointed the president of the Corporation effective as of January 1, 1997, in addition to his pre-existing position as the Corporation's chief financial
        officer.   For the three years prior to that date, he also served
        as an executive vice president of the Corporation. Prior to 1997, Dr. George N. Hatsopoulos held the position of president of the Corporation. Dr. George N. Hatsopoulos continues to serve as the chairman of the board and as chief executive officer of the Corporation, positions he has held for more than three years.

        (5) In addition to the matching contribution referred to in footnote (3), such amount includes $1,313, which represents the amount of compensation attributable to an interest-free loan provided to Mr. Rainville pursuant to the stock holding assistance plan of Thermo Fibertek Inc., a subsidiary of the Corporation. See "Relationship with Affiliates - Stock Holding Assistance Plans."

        (6) Mr. Wood did not meet the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules in fiscal 1994.

        Stock Options Granted During Fiscal 1996
PAGE

             The following table sets forth information concerning individual grants of stock options made during fiscal 1996 to the Corporation's chief executive officer and the other named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1996.








                           Option Grants in Fiscal 1996


                                                          Potential Realizable
                                Percent                     Value at Assumed
                                   of
                                 Total                       Annual Rates of
                                Options                           Stock
                    Number of   Granted  Exercise          Price Appreciation
                    Securities     to                              for
                    Underlying Employees  Price   Expira-    Option Term (2)
                     Options       in      Per     tion
        Name       Granted (1)   Fiscal   Share    Date
                                 Year                         5%        10%

   Dr. George N.    50,000(TMO)     3.3% $39.95  09/27/08 $1,589,500 $4,271,500
   Hatsopoulos

                    50,000(TMO)     3.3% $36.25  12/27/08 $1,442,500 $3,876,000

                    15,000(TBA)     1.8% $10.00  01/31/08   $119,400   $320,700

                    20,000(TFG)     3.5% $10.00  08/14/08   $159,200   $427,600

                    15,000(TLT)     4.2% $10.00  02/09/08   $119,400   $320,700

                    90,000(TOC)     2.9% $12.00  04/11/08   $859,500 $2,309,400

                    90,000(TMQ)     3.2% $13.00  01/10/08   $931,500 $2,502,000

                    15,000(TSR)     2.9% $14.00  03/01/08   $167,100   $449,100

                    40,000(TXM)     1.9% $11.00  03/26/08   $350,000   $940,800


   John N.           7,200(TMO)     0.5% $42.79  05/22/99    $48,528   $101,952
   Hatsopoulos
                    50,000(TMO)     3.3% $39.95  09/27/08 $1,589,500 $4,271,500

                    50,000(TMO)     3.3% $36.25  12/27/08 $1,442,500 $3,876,000


                                                                                                 1
PAGE





                    15,000(TBA)     1.8% $10.00  01/31/08   $119,400   $320,700

                    20,000(TFG)     3.5% $10.00  08/14/08   $159,200   $427,600

                    15,000(TLT)     4.2% $10.00  02/09/08   $119,400   $320,700

                    90,000(TOC)     2.9% $12.00  04/11/08   $859,500 $2,309,400

                    90,000(TMQ)     3.2% $13.00  01/10/08   $931,500 $2,502,000

                    15,000(TSR)     2.9% $14.00  03/01/08   $167,100   $449,100

                    40,000(TXM)     1.9% $11.00  03/26/08   $350,000   $940,800


   Arvin H. Smith    9,000(TMO)     0.6% $42.79  05/22/99    $60,660   $127,440

                    20,000(TBA)     2.4% $10.00  01/31/08   $159,200   $427,600

                    10,000(TFG)     1.8% $10.00  09/12/08    $79,600   $213,800

                    90,000(TOC)     2.9% $12.00  04/11/08   $859,500 $2,309,400

                    90,000(TMQ)     3.2% $13.00  01/10/08   $931,500 $2,502,000

                     7,000(TSR)     1.4% $14.00  03/11/08    $77,980   $209,580

                    20,000(TXM)     1.0% $11.00  03/11/08   $175,000   $470,400


   William A.        6,450(TMO)     0.4% $42.79  05/22/99    $43,473    $91,332
   Rainville

                    20,000(TFG)     3.5% $10.00  08/14/08   $159,200   $427,600

                    20,000(TFG)     3.5% $10.00  08/14/08   $159,200   $427,600

                    15,000(TOC)     0.5% $12.00  04/09/08   $143,250   $384,900

                    15,000(TMQ)     0.5% $13.00  03/11/08   $155,250   $417,000

                     7,000(TSR)     1.4% $14.00  03/11/08    $77,980   $209,580

                    20,000(TXM)     1.0% $11.00  03/11/08   $175,000   $470,400


   John W. Wood     37,500(TMO)     2.4% $40.63  04/03/08 $1,212,750 $3,258,000
   Jr.
                     3,000(TMO)     0.2% $42.79  05/22/99    $20,220    $42,480

                     5,400(TMD)     1.6% $28.13  02/09/99    $23,922    $50,274

                     5,000(TBA)     0.6% $10.00  03/11/08    $39,800   $106,900

                    10,000(TFG)     1.8% $10.00  09/12/08    $79,600   $213,800

                     5,000(TLT)     1.4% $10.00  03/11/08    $39,800   $106,900

                                                                                                 2
PAGE





                    15,000(TOC)     0.5% $12.00  04/09/08   $143,250   $384,900

                    15,000(TMQ)     0.5% $13.00  03/11/08   $115,250   $417,000

                    30,000(TSR)     5.8% $14.00  03/01/08   $334,200   $898,200

                     2,100(TVL)     1.5% $12.78  03/07/99     $4,221     $8,883

                    20,000(TXM)     1.0% $11.00  03/11/08   $175,000   $470,400


































        (1) In addition to grants of options to purchase Common Stock of the Corporation (designated in the table as TMO), the named executive officers have been granted options to purchase common stock of Thermedics Inc. (designated in the table as TMD), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Fibergen Inc.. (designated in the table as TFG), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ), Thermo Sentron Inc. (designated in the table as TSR), Thermo Voltek Corp. (designated in the table as TVL) and Trex Medical Corporation (designated in the table as TXM), as part of the Corporation's stock option program. All of the options reported are immediately exercisable as of the end of the fiscal year, except options to purchase the common stock of ThermoLyte Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the granting corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company. For companies whose shares are not publicly traded, the repurchase rights generally lapse in their entirety on the ninth anniversary of the grant date. Certain options granted as a part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holders of such options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

        (2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed
PAGE
        rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

        Stock Options Exercised During Fiscal 1996 and Fiscal Year-End Option Values

             The following table reports certain information regarding stock option exercises during fiscal 1996 and outstanding stock options held at the end of fiscal 1996 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1996.









                   Aggregated Option Exercises In Fiscal 1996 And
                         Fiscal 1996 Year-End Option Values



                                                 Number of
                                                Unexercised
                           Shares            Options at Fiscal      Value of
                          Acquired                Year-End        Unexercised
                             on      Value     (Exercisable/      In-the-Money
        Name      Company Exercise Realized    Unexercisable)       Options
                    (1)                             (2)
   Dr. George N.  (TMO)    243,000 $7,914,4301,499,500 /0      $30,114,958/--
   Hatsopoulos

                  (TMD)         --         --   50,000 /0         $117,250/--

                  (TBA)         --         --   15,000 /0          $46,875/--

                  (TCK)     39,000   $480,987   15,000 /0         $153,750/--

                  (TFG)         --         --   20,000 /0          $15,000/--

                  (TFT)     18,000   $257,994  157,910 /0         $805,710/--

                  (THI)         --         --   93,750 /0       $1,518,281/--

                  (TLZ)     14,400   $446,400   28,800 /0         $399,600/--

                  (TLT)         --         --        0 /15,000          --/$0 (5)

                  (TOC)         --         --   90,000 /0               $0/--

                  (THP)         --         --   40,000 /0               $0/--

                  (TMQ)         --         --   90,000 /0               $0/--

                  (THN)         --         --    7,500 /0          $13,650/--

                  (TSR)         --         --   15,000 /0               $0/--

                                                                                                 1
PAGE





                  (THS)         --         --   20,000 /0          $37,500/--

                  (TTT)         --         --   40,000 /0          $18,800/--

                  (TKN)         --         --   36,600 /0         $554,805/--

                  (TXM)         --         --   40,000 /0          $65,000/--

   John N.        (TMO)    124,335 $2,887,545  429,685 /0 (3)   $6,252,399/--
   Hatsopoulos
                  (TMD)         --         --   50,000 /0         $117,250/--

                  (TBA)         --         --   15,000 /0          $46,875/--

                  (TCK)     40,743   $452,561   13,257 /0         $135,885/--

                  (TFG)         --         --   20,000 /0          $15,000/--

                  (TFT)     91,800 $1,119,150   97,200 /0         $469,800/--

                  (THI)     18,750   $243,031   75,000 /0       $1,214,625/--

                  (TLZ)     14,400   $342,000   53,800 /0         $399,600/--

                  (TLT)         --         --        0 /15,000          --/$0 (5)

                  (TOC)         --         --   90,000 /0               $0/--

                  (THP)         --         --   40,000 /0               $0/--

                  (TMQ)         --         --   90,000 /0               $0/--

                  (THN)         --         --   22,500 /0          $40,950/--

                  (TSR)         --         --   15,000 /0               $0/--

                  (THS)         --         --   20,000 /0          $37,500/--

                  (TTT)         --         --   40,000 /0          $18,800/--

                  (TKN)      3,000    $92,775   21,000 /0         $276,675/--

                  (TVL)         --         --    7,498 /0          $57,772/--

                  (TXM)         --         --   40,000 /0          $65,000/--


   Arvin H. Smith (TMO)     60,750 $1,931,728  222,411 /0       $4,885,161/--

                  (TMD)         --         --   82,500 /0         $785,663/--

                  (TBA)         --         --   20,000 /0          $62,500/--

                  (TCA)         --         --   30,000 /0         $657,600/--


                                                                                                 2
PAGE





                  (TCK)         --         --    6,000 /0          $70,500/--

                  (TFG)         --         --   10,000 /0           $7,500/--

                  (TFT)         --         --   90,000 /0         $540,000/--

                  (THI)         --         --  234,375 /0       $3,795,703/--

                  (TLZ)         --         --   10,000 /0               $0/--

                  (TLT)         --         --        0 /6,000           --/$0 (5)

                  (TOC)         --         --   90,000 /0               $0/--

                  (TMQ)         --         --   90,000 /0               $0/--

                  (THN)         --         --    2,400 /0           $4,368/--

                  (TSR)         --         --    7,000 /0               $0/--

                  (THS)         --         --   20,000 /0          $37,500/--

                  (TTT)         --         --   35,000 /0          $56,000/--

                  (TKN)         --         --    2,700 /0          $65,273/--

                  (TXM)         --         --   20,000 /0          $32,500/--


   William A      (TMO)      5,062   $161,594  205,648 /0 (3)   $4,091,585/--
   Rainville

                  (TBA)         --         --    6,000 /0          $18,750/--

                  (TCK)         --         --    6,000 /0          $70,500/--

                  (TFG)         --         --   40,000 /0 (4)      $30,000/--

                  (TFT)         --         --  495,000 /0       $2,686,500/--

                  (TLZ)         --         --   10,000 /0               $0/--

                  (TLT)         --         --        0 /6,000           --/$0 (5)

                  (TOC)         --         --   15,000 /0               $0/--

                  (TMQ)         --         --   15,000 /0               $0/--

                  (THN)         --         --   22,500 /0          $40,950/--

                  (TSR)         --         --    7,000 /0               $0/--

                  (THS)         --         --   10,000 /0          $18,750/--

                  (TTT)         --         --   60,000 /0          $17,700/--


                                                                                                 3
PAGE





                  (TKN)         --         --    2,700 /0          $65,273/--

                  (TXM)         --         --   20,000 /0          $32,500/--

   John W. Wood   (TMO)     13,836   $363,383  227,658 /0 (3)   $3,088,021/--
   Jr.
                  (TMD)         --         --  125,500 /0         $580,037/--

                  (TDX)         --         --        0 /23,333          --/$0 (5)

                  (TBA)         --         --    6,000 /0          $18,750/--

                  (TCA)     25,775 $1,314,963   33,450 /0         $766,358/--

                  (TCK)      4,500    $51,188       -- /--              --/--

                  (TFG)         --         --   10,000 /0           $7,500/--

                  (TFT)         --         --    9,000 /0          $54,000/--

                  (TLZ)         --         --   10,000 /0               $0/--

                  (TLT)         --         --        0 /6,000           --/$0 (5)

                  (TOC)         --         --   15,000 /0               $0/--

                  (TMQ)         --         --   15,000 /0               $0/--

                  (TSR)         --         --   30,000 /0               $0/--

                  (THS)         --         --    3,000 /0           $5,625/--

                  (TKN)         --         --      900 /0          $21,758/--

                  (TVL)      8,623    $61,645   78,450 /0         $319,074/--

                  (TXM)         --         --   20,000 /0          $32,500/--












                                                                                                 4



        (1) Options to purchase shares of the following subsidiaries of the Corporation have been granted to the chief executive officer and the other named executive officers: Thermedics Inc. (designated in the table as TMD), Thermedics Detection Inc. (designated in the table as TDX), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Cardiosystems Inc. (designated in the table as TCA), Thermo Ecotek Corporation (designated in the table as TCK), Thermo Fibergen Inc. (designated in the table as TFG), Thermo Fibertek Inc. (designated in the table as TFT), Thermo Instrument Systems Inc. (designated in the table as THI), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), Thermo Power Corporation (designated in the table as THP), ThermoQuest Corporation (designated in the table as TMQ), Thermo Remediation Inc. (designated in the table as THN), Thermo Sentron Inc. (designated in the table as TSR), ThermoSpectra Corporation (designated in the table as THS), Thermo TerraTech Inc. (designated in the table as TTT), ThermoTrex Corporation (designated in the table as TKN), Thermo Voltek Corporation (designated in the table as TVL) and Trex Medical Corporation (designated in the table as TXM).

        (2) All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of fiscal year-end, except options to purchase the common stock of ThermoLyte Corporation and Thermedics Detection Inc., which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of the company's common stock under
        Section 12 of the Exchange Act and (ii) nine years after the PAGE grant date. In all cases, the shares acquired upon exercise of the options are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options granted as a part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date.

        (3) Options to purchase 135,000, 90,000 and 90,000 shares of the Common Stock granted to Messrs. J. Hatsopoulos, Rainville and Wood, respectively, are subject to the same terms as described in footnote (2), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

        (4) Options to purchase 20,000 shares of the common stock of Thermo Fibergen Inc. granted to Mr. Rainville are subject to the same terms as described in footnote (2), except that the repurchase rights are deemed to lapse 20% per year commencing on the sixth anniversary of the grant date.

        (5) No public market for the shares underlying these options existed at fiscal year-end. Accordingly, no value in excess of exercise price has been attributed to these options.
        Defined Benefit Retirement Plan
             Thermo Web Systems Inc., a wholly owned subsidiary of Thermo Fibertek Inc., maintains a defined benefit retirement plan (the "Retirement Plan") for eligible U.S. employees. Mr. Rainville is the chief executive officer of Thermo Fibertek Inc. and the only executive officer of the Corporation who participates in the Retirement Plan. The following table sets forth the estimated annual benefits payable under the Retirement Plan upon retirement to employees of the subsidiary in specified compensation and years-of-service classifications. The estimated benefits at certain compensation levels reflect the statutory limits on compensation that can be recognized for plan purposes. This limit is currently $150,000 per year.







                                   Years of Service

        Annual         15        20       25        30       35
     Compensation

   $100,000         $25,250  $35,000   $43,750  $48,125  $48,125

   $125,000         $32,813  $43,750   $54,688  $60,156  $60,156

   $150,000         $39,375  $52,500   $65,625  $72,188  $72,188






























PAGE

             Each eligible employee receives a monthly retirement benefit, beginning at normal retirement age (65), based on a percentage (1.75%) of the average monthly compensation of such employee before retirement, multiplied by his years of service (up to a maximum of 30 years). Full credit is given for the first 25 years of service, and half credit is given for years over 25 and less than 30. Benefits are reduced for retirement before normal retirement age. Average monthly compensation is generally defined as average monthly base salary over the five years of highest compensation in the ten-year period preceding retirement. For 1995, the annual compensation of Mr. Rainville recognized for plan purposes was $150,000. The estimated credited years of service recognized under the Retirement Plan for Mr. Rainville is 30, assuming retirement at age 65. No benefits under the Retirement Plan vest for an employee until after five years of participation, at which time they become fully vested. The benefits shown in the above table are subject to reduction for Social Security benefits. The plan benefits shown are payable during the employee's lifetime unless the employee elects another form of benefit that provides death benefit protection.

        Severance Agreements

             The executive officers and certain key employees of the Corporation have entered into contracts with the Corporation that provide severance benefits if there is a change of control of the Corporation that is not approved by the Board of Directors and their employment is terminated, for whatever reason, within one year thereafter. For purposes of these agreements a change of control exists upon (i) the acquisition of 50% or more of the outstanding Common Stock by any person without the prior approval of the Board of Directors, (ii) the failure of the Board of Directors, within two years after any contested election of directors or tender or exchange offer not approved by the Board of Directors, to be constituted of a majority of directors holding office prior to such event or (iii) any other event that the Board of Directors determines constitutes an effective change of control of Thermo Electron.

             In 1983, the Corporation entered into severance agreements with all of the named executive officers, except Mr. Rainville and Mr. Wood. For these severance agreements, the benefit is stated as an initial percentage which was established by the Board of Directors and was generally based upon the employee's age and length of service with the Corporation. Benefits are to be paid over a five-year period. The benefit to be paid in the first year is determined by applying this percentage to the employee's highest annual total cash remuneration in any 12-month period during the preceding three years. This benefit is reduced 10% in each of the succeeding four years in which benefits are paid. The initial percentage to be so applied to Dr. G. Hatsopoulos, Mr. J. Hatsopoulos and Mr. Smith is 98.1%, 76.1% and 59.1%, respectively. Assuming that severance benefits would have
PAGE
        been payable under such agreements as of March 1, 1997, the payments thereunder for the first year thereof to Dr. G. Hatsopoulos, Mr. J. Hatsopoulos and Mr. Smith would have been approximately $1,074,000, $665,000 and $313,000, respectively.
        Payments under these agreements are not subject to the so-called "excess parachute payment" provisions under applicable provisions of the Internal Revenue Code of 1986, as amended.

             During 1988, Mr. Rainville and Mr. Wood each entered into a severance agreement with the Corporation pursuant to which he will receive a lump sum benefit at the time of a qualifying severance equal to the highest total cash compensation paid to him in any twelve-month period during the three years preceding the severance event. A qualifying severance exists if (i) the officer's employment is terminated for any reason within one year after a change in control of the Corporation or (ii) a group of directors of the Corporation consisting of directors of the Corporation on the date of the severance agreement or, if an election contest or tender or exchange offer for the Corporation's Common Stock has occurred, the directors of the Corporation immediately prior to such election contest or tender or exchange offer, and any future directors who are nominated or elected by such directors, determines that any other termination of the officer's employment should be treated as a qualifying severance. The benefits under this agreement are limited in such a manner that the payments will not constitute "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986, as amended. Assuming that severance benefits would have been payable as of March 1, 1997, the payment under such agreement to Mr. Rainville and Mr. Wood would have been approximately $415,000 and $367,000, respectively.

         COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        Executive Compensation

             All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

             The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive. The process for determining each of these elements for the named executive officers is outlined below. For its review of the compensation of other officers of the Corporation, the
PAGE

        Committee follows a substantially similar process.

         Establishing Competitiveness

             External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's compensation for its executives is assessed by comparing it to market data provided by a compensation consultant and by annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index but do not necessarily correspond to the companies included in the Corporation's peer group.

             Principles of internal equity are also central to the Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.
        Base Salary

             Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity as the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approximate the mid-point of competitive data. The salary increases in calendar 1996 for the named executive officers generally reflect this practice of gradual increases and moderation.

        Cash Bonus

             The Committee establishes a median potential bonus for each executive (other than the chief executive officer) by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its
PAGE
        discretion by evaluating each executive's performance using a methodology applied throughout the Corporation. The methodology incorporates measures of operating returns designed to measure profitability and contributions to shareholder value, and are measures of corporate and divisional performance that are evaluated by using graphs developed by the Corporation. These graphs are intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in calendar 1996 measured return on net assets, growth in income and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of these operating measures and subjective evaluation varies depending on the executive's role and responsibilities within the organization.

             The bonuses for named executive officers approved by the Committee with respect to calendar 1996 performance in each instance exceeded the median potential bonus.

        Stock Option Program

             The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase shares of common stock of the Corporation and its majority-owned subsidiaries.

             The Committee and management believe that awards of stock options to purchase shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, closely aligns management's interests to the interests of all the Stockholders, and results in management's compensation being closely linked to stock performance. In addition, because the options vest over periods of varying durations and are subject to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes that stock option awards in the Corporation and its majority-owned subsidiaries are also an important tool in providing incentives for performance within the entire organization.

             In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.) As a guideline, the Committee strives to maintain the aggregate amount of net awards
PAGE
        to purchase shares of Common Stock to all employees over a five-year period below 12% of the Corporation's outstanding Common Stock, although other factors such as unusual transactions and acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.

             Awards are not made annually in conjunction with the annual review of cash compensation, but are made periodically. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above, in determining option awards.
        Stock Ownership and Retention Policies
             The Corporation's compensation program is also designed to encourage executives to own shares of the Corporation's Common Stock. The Committee believes that encouraging executives to retain stock acquired through its stock option program provides additional incentive for executive officers to follow strategies designed to maximize long-term value to Stockholders.

             There are several elements to the Corporation's stock retention program. For example, the Committee annually awards stock options based upon an executive's ownership of the Corporation's Common Stock over the prior year. These option awards are independent of the award of stock options as an incentive for management performance. In addition, the Committee has approved several forms of stock option awards that contain different vesting provisions and restrictions upon resale, which are intended to encourage executives to follow an exercise and hold strategy.

             During 1996, the Committee also established a stock holding policy for executive officers of the Corporation. The stock holding policy specifies an appropriate level of ownership of the Corporation's Common Stock as a multiple of the officer's compensation. For the chief executive officer, the multiple is one times his base salary and reference bonus for the calendar year. For all other officers, the multiple is one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period.

             In order to assist officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Committee. No such loans are currently outstanding under this plan.

             The Committee also confirmed its policy requiring executive
PAGE
        officers of the Corporation to hold shares of the Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the options.

             Similar stock holding policies and stock holding assistance plans have been adopted by each of the Corporation's publicly traded, majority-owned subsidiaries. Certain executive officers of the Corporation who are chief executive officers of these subsidiaries are required to comply with these stock holding policies in lieu of the Corporation's stock holding policy. See "Relationship with Affiliates - Stock Holding Assistance Plans."

        1996 CEO Compensation

             The Committee determines the total cash compensation for Dr. George N. Hatsopoulos, the Corporation's chief executive officer and founder, using a methodology intended to link performance based on the 10-year total return to stockholders to compensation for chief executive officers of companies of comparable size and performance as the Corporation. The determinations of the Committee as to cash compensation for the chief executive officer are subject to review by the entire Board of Directors. In 1996, the Board of Directors concurred in the decisions of the Committee.

             In determining the appropriate level of total cash compensation for the chief executive officer, the Committee uses a matrix developed by a compensation consultant that compares the compensation of chief executive officers of competitive firms within the Corporation's peer group to the size of the organization as determined by level of revenues, and its performance based on total return to stockholders over a 10-year period. In so doing, the Committee establishes a "performance adjusted competitive norm" for total cash compensation that predicts what a comparably sized firm with performance approximate to that of the Corporation would pay its chief executive officer.

             The Committee has determined that it will not pay total cash compensation to the Corporation's chief executive officer in excess of the performance adjusted competitive norm predicted by the methodology described above. To determine total cash compensation for the chief executive officer within these parameters, the Committee first determines the base salary to be paid the chief executive officer using the same principles as used in setting base salaries for the named executive officers and officers of the Corporation (described above under the
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





        heading "Base Salary"). The increase in base salary for the chief executive officer approved in 1996 by the Committee reflected its policy of gradual adjustment to reflect average competitive salaries. The Committee then subtracts the base salary approved for the chief executive officer from the applicable maximum total cash compensation derived by the methodology described above to arrive at a maximum potential annual cash bonus.

             Within the maximum, the Committee uses its discretion to establish the total cash compensation of the chief executive officer, taking into account the total cash compensation of other executives in the Corporation and the Corporation's 10-year total return to Stockholders. The Committee believes that the Corporation's performance is reflected in its 10-year return, as highlighted in the 10-year Performance Graph appearing on page 26 of this proxy statement, which compares the Corporation's stock performance over this period to the stock performance of the Standard & Poor's 500 Index and its peer performance group. For the 10-year period ending December 28, 1996, the Corporation achieved a ten-year compounded rate of return to Stockholders of 21 percent per year, well in excess of the 11 percent per year return achieved by the Standard & Poor's 500 Index. Considering Dr. Hatsopoulos' leadership and dedication in enhancing Stockholder value over the last ten years, as demonstrated in the returns reported, the Committee awarded Dr. Hatsopoulos the cash bonus reported in the Summary Compensation Table.

             For the past ten years, it has been the Committee's policy to award to Dr. Hatsopoulos options to purchase shares of the Corporation's Common Stock from time to time in amounts such that his ownership of the Corporation approaches five percent of the outstanding Common Stock. Such awards are usually made at times the Corporation achieves a ten-year rate of return to stockholders in excess of the returns achieved by the Standard & Poor's 500 Index and its peer performance group. In September 1996, the Committee approved a program to grant to Dr. Hatsopoulos options to purchase a total of 500,000 shares of the Common Stock in installments of 50,000 shares each as of the end of each of the next ten fiscal quarters, commencing with the fiscal quarter ended in September 1996. The exercise price for each installment award will be equal to the fair market value of the Common Stock as of the end of each such quarter, which will be the date of the grant. The last such award was made in 1993. An identical award was made to Mr. John N. Hatsopoulos, who was named president of the Corporation at the September meeting, effective as of January 1, 1997. These awards were based on the ten-year compounded rate of return to Stockholders of 24 percent per year for the period 1985-1995, which exceeded the compounded rate of return of 15 percent per year for the Standard & Poor's 500 Index. The shares available for grant under the Corporation's Equity Incentive Plan will not be sufficient to satisfy the awards approved for Dr. Hatsopoulos and Mr. Hatsopoulos, and the Board of Directors also has approved an increase of five million shares under this plan. See "Proposal 2
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





        - Proposal to Increase the Shares Available for Issuance Under the Corporation's Equity Incentive Plan."

             In addition to awards of options to purchase the Corporation's Common Stock, Dr. Hatsopoulos may be granted options to purchase the common stock of majority-owned subsidiaries of the Corporation as part of the Corporation's stock option program from time to time due to his position as a director of these subsidiaries or as chief executive officer of the Corporation. The stock option awards to Dr. Hatsopoulos with respect to the shares of the following companies were awarded under this program, using the methodology described above for all executive officers under "Stock Option Program": Thermo BioAnalysis Corporation, Thermo Fibergen Inc., ThermoLyte Corporation, Thermo Optek Corporation, ThermoQuest Corporation, Thermo Sentron Inc. and Trex Medical Corporation.

        Policy on Deductibility of Compensation

             The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation that is paid to senior executives in excess of $1 million, unless the compensation qualified as "performance based" or is otherwise exempt from Section 162(m).

             The compensation of the chief executive officer exceeded $1 million in 1996; none of the other named executive officers received compensation in excess of $1 million in 1996. The Committee does not believe that the amount by which the chief executive officer's compensation exceeded $1 million was significant. The Committee does not currently expect the compensation of any of the named executive officers other than the chief executive officer to exceed the $1 million threshold in 1997. Furthermore, it is believed that the Corporation's stock incentive plans qualify as "performance based." Therefore, it does not appear that the Section 162(m) limitation will have a significant impact on the Corporation in the near-term. The Committee believes that the Corporation's incentive compensation program, as presently structured, continues to serve the best interests of the Corporation and its Stockholders. The Committee will continue to monitor the effect of Section 162(m) on the Corporation.

        Mr. Donald E. Noble (Chairman)
        Dr. Elias P. Gyftopoulos
        Mr. Frank Jungers
        Ms. Hutham S. Olayan
        Mr. Roger D. Wellington

        COMPARATIVE PERFORMANCE GRAPHS

        Five-Year Performance Graph: 1991-1996
PAGE

          The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the Standard & Poor's 500 Index (the "S&P 500 Index") and a peer group of companies that comprise the following Dow Jones industry groups: diversified technology, electrical components and equipment, and industrial and commercial pollution control and waste management. The Corporation, which was added to the Dow Jones diversified technology industry group in 1996, has been excluded from the peer group constructed from these industry groups. The companies included in these industry groups and the Corporation's peer group are as follows: diversified technology - Corning Inc., Minnesota Mining and Manufacturing Co., The Perkin-Elmer Corp., Raytheon Co., Rockwell International Corp., TRW Inc., Tektronix, Inc., Texas Instruments Incorporated, United Technologies Corp. and Varian Associates, Inc.; electrical components and equipment
        - AMP Inc., Emerson Electric Co., General Signal Corp., Grainger (W.W.), Inc., Honeywell Inc., Hubbell Inc. (Class B), Molex Inc., Solectron Corporation, Thomas & Betts Corp. Westinghouse Electric Corp. and York International Corp.; and industrial and commercial pollution control and waste management - Browning-Ferris Industries, Inc., Donaldson Inc., Ogden Corp., USA Waste Services Inc., Wheelabrator Technologies Inc. and WMX Technologies Inc.

        Comparison of 1991-1996 Cumulative Total Return Among Thermo Electron Corporation (TMO), the Standard & Poor's 500 Index (S&P 500) and the Corporation's Peer Group

        GRAPH APPEARS HERE

                  12/31/91 12/31/9212/31/93 12/31/94 12/30/95  12/27/96

         TMO      100      101     135      145      252       300
         S&P 500  100      108     118      120      165       203
         Peer     100      105     110      114      148       183
         Group


             The total return for the Corporation's Common Stock (TMO), the S&P 500 Index (S&P 500) and the Corporation's Peer Group (Peer Group) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The Corporation's Common Stock is traded on the New York Stock Exchange under the ticker symbol "TMO".
        Ten-Year Performance Graph: 1986-1996

             The Corporation has also elected to compare its cumulative
PAGE
        shareholder return to the S&P 500 Index and the Corporation's Peer Group during the last ten years. The Corporation's Human Resources Committee uses this information as a measure of performance in determining total cash compensation for the Corporation's Chief Executive Officer.

        Comparison of 1986-1996 Cumulative Total Return Among Thermo Electron Corporation (TMO), the S&P 500 Index (S&P 500) and the Corporation's Peer Group

        GRAPH APPEARS HERE

              1986  1987 1988 1989  1990 1991 1992  1993 1994  1995 1996

          TMO  100    80  119  180   170  274  278   371  397   690  822
          S&P  100   105  123  162   157  204  220   242  245   337  415
          500
         Peer  100   106  136  173   171  208  219   232  240   313  383
        Group


        RELATIONSHIP WITH AFFILIATES

             Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several private and publicly-held subsidiaries. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. Such majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

             Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

             To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be
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





        performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

             The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

             In general, under the corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries, Thermo Electron's corporate staff provides each of the Thermo Subsidiaries with certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax
PAGE
        returns, centralized cash management and financial and other services. For the fiscal year ended December 28, 1996, the Corporation assessed each Thermo Subsidiary an annual fee equal to 1.0% of such subsidiary's revenues for these services. The fee is reviewed annually and may be changed by mutual agreement of any Thermo Subsidiary and Thermo Electron. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges each of the Thermo Subsidiaries based on charges attributable to the respective subsidiary. Each corporate services agreement automatically renews for successive one-year terms, unless canceled by the subsidiary upon 30 days' prior notice. In addition, each corporate services agreement terminates automatically in the event the subsidiary ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of a corporate services agreement, the subsidiary will be required to pay a termination fee equal to the fee that was paid by such subsidiary for services under the corporate services agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the subsidiary or as required in order to meet such subsidiary's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge a subsidiary a fee equal to the market rate for comparable services if such services are provided to such subsidiary following termination.

             Pursuant to an international distribution agreement, Thermedics Detection Inc. ("Thermedics Detection"), a subsidiary of Thermedics Inc., which is, in turn, a subsidiary of the Corporation, has appointed Arabian Business Machines Co. ("ABM") as its exclusive distributor of drug-and-explosives detection products in certain Middle East countries. ABM is a member of the Olayan Group, and Hutham S. Olayan, a director of the Corporation, is the president and a director of Olayan America Corporation and Competrol Real Estate Limited, two other members of the Olayan Group, which is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. During 1996, ABM purchased $652,000 of products from Thermedics Detection pursuant to this distribution agreement.

             In March 1996, Thermedics Detection completed private placements of an aggregate of 300,000 shares primarily to outside investors of minority investments in its common stock. Crescent International Holdings Limited purchased 50,000 shares of the common stock of Thermedics Detection in such private placements at a purchase price of $10.00 per share, the same price paid by unaffiliated buyers. Crescent International Holdings Limited is a wholly owned subsidiary of Crescent Holding GmbH. Crescent Holding GmbH is indirectly controlled by Suliman
        S. Olayan, the father of Hutham S. Olayan, a director of the Corporation.

             In January 1996, Crescent International Holdings Limited purchased from Trex Medical Corporation ("Trex Medical"), a
PAGE
        subsidiary of ThermoTrex Corporation, which is, in turn, a majority-owned subsidiary of the Corporation, an aggregate of 100,000 shares of the common stock of Trex Medical in a private placement for an aggregate purchase price of $1,075,000. Crescent International Holdings Limited is indirectly controlled by Suliman S. Olayan, the father of Ms. Hutham S. Olayan, a director of the Corporation. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent International Holdings Limited.

             In December 1996, Metrika Systems Corporation ("Metrika Systems"), subsidiary of the Corporation, completed a private placement of 1,935,667 shares primarily to outside investors of minority investments in its common stock. Dr. John M. Albertine, a director of the Corporation, and Albertine Enterprises, Inc., of which Dr. Albertine is chairman of the board and chief executive officer, purchased 13,333 and 6,667 shares, respectively, of the common stock of Metrika Systems at a price of $7.50 per share, the same price paid by unaffiliated buyers.

             In April 1997, Thermo Information Solutions Inc. ("TIS"), a subsidiary of Coleman Research Corporation which in turn is a wholly-owned subsidiary of the Corporation, completed private placements of an aggregate of 1,212,260 shares primarily to outside investors of minority investments in its common stock. Pilot Trading Trust purchased 12,000 shares of common stock of TIS in such private placements at a purchase price of $9.00 per share, the same price paid by unaffiliated buyers. Pilot Trading Trust is controlled by Robert A. McCabe, a director of the Corporation, and members of his family. In connection with TIS' private placement of its shares of common stock, TIS and the Corporation entered into a placement agreement with KSH Investment Group, Inc. ("KSH") to act as placement agent on behalf of TIS. KSH received a placement agent fee of approximately $655,000, representing 6% of the gross proceeds from the sale of shares of TIS common stock in the private placement. KSH is a privately-held investment banking firm of which John C. Hatsopoulos is a shareholder and managing director. John C. Hatsopoulos is the son of John N. Hatsopoulos, the Corporation's president and chief financial officer. It is expected that John C. Hatsopoulos will receive a portion of this placement agent fee, however, his portion will not be determined until the end of calendar 1997.

        Stock Holding Assistance Plans

             In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to purchase Common Stock in the open market. No such loans are outstanding under this plan.
PAGE

             Each of the Corporation's publicly traded, majority-owned subsidiaries have adopted similar stock holding policies and stock holding assistance plans, which are applicable to their executive officers. Certain executive officers of the Corporation are the chief executive officers of these subsidiaries and are required to comply with the subsidiary's stock holding policies. Mr. Arvin H. Smith, an executive vice president of the Corporation, is also the chief executive officer
        of Thermo Instrument Systems Inc.   Mr. William A. Rainville, a
        senior vice president of the Corporation, is also the chief
        executive officer of Thermo Fibertek Inc.   Mr. John W. Wood,
        Jr., a senior vice president of the Corporation, is also the chief executive officer of Thermedics Inc. In 1996, Mr. Rainville received a loan in the principal amount of $118,104 under the Thermo Fibertek Inc. stock holding assistance plan to purchase 10,000 shares of the common stock of Thermo Fibertek Inc. Mr. Rainville's loan is payable on the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the human resources committee of the board of directors of Thermo Fibertek Inc. None of the other named executive officers have loans currently outstanding under any subsidiary stock holding assistance plan.

        - PROPOSAL 2-

        PROPOSAL TO INCREASE THE SHARES AVAILABLE FOR ISSUANCE UNDER THE CORPORATION'S EQUITY INCENTIVE PLAN

             The Board of Directors has an approved amendment to the Corporation's equity incentive plan (the "Equity Incentive Plan") that would increase the number of shares of Common Stock available for issuance under the Equity Incentive Plan by five million shares. The increase in shares is being recommended to the Stockholders for their approval at the Meeting.

             The Equity Incentive Plan was first approved by the Stockholders in 1989. As of March 1, 1997, options to purchase 8,093,439 shares of Common Stock were outstanding under the Equity Incentive Plan, options to purchase 2,030,689 shares of Common Stock had been exercised and options to purchase 410,807 shares had lapsed or been canceled. As of March 1, 1997, options to purchase 450,872 shares were available for future grant under the Equity Incentive Plan.

             The Board of Directors believes that the shares currently available under the Equity Incentive Plan are not sufficient to fund the Corporation's stock-based incentive program. It has been the Committee's objective to award net options to purchase up to 12% of the outstanding Common Stock over a five-year period. The options outstanding and the shares remaining available for future grant under the Equity Incentive Plan represent less than 5.7% of the outstanding Common Stock as of April 7, 1997. After giving effect to the increase, the options
PAGE
        outstanding and shares available for future grant would represent approximately 9% of the outstanding Common Stock. The Board of Directors believes that it is in the Corporation's best interest to be able to continue to grant stock-based incentives to its key employees, executive officers and directors.

             In addition, in September 1996, the Human Resources Committee of the Board of Directors (the "Committee"), approved a program to grant options to purchase 500,000 shares to each of the Corporation's chairman and chief executive officer, Dr. George N. Hatsopoulos, and its president and chief financial officer, Mr. John N. Hatsopoulos. These options are to be granted in installments of 50,000 shares at the end of each of the next 10 fiscal quarters beginning with the quarter ended September 28, 1996. To date, three installments have been granted. If the amendment to the Equity Incentive Plan is not approved by the Stockholders, there will not be sufficient shares to fund the option program approved by the Committee and the option grants approved for Dr. G. Hatsopoulos and Mr. J. Hatsopoulos will be rescinded to the extent sufficient shares are not available to satisfy the grants.

        Summary of the Equity Incentive Plan

             The following summary of the terms of the Equity Incentive Plan is qualified in its entirety by reference to the plan. Administration; Eligible Participants

             The Equity Incentive Plan is administered by the Board of Directors of the Corporation (the "Board"). The Board has full power to select, from among the persons eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participant, and to determine the specific terms of each award, including terms and conditions relating to events of merger, consolidation, dissolution and liquidation, change of control, acceleration of vesting or lapse of restrictions, vesting, forfeiture, other restrictions, dividends and interest on deferred amounts. The Board also has the power to waive compliance by participants with the terms and conditions of awards, to cancel awards with the consent of participants and to accelerate the vesting or lapse of any restrictions of any award. The Board does not have the authority under the Equity Incentive Plan to reprice outstanding option awards or to grant stock appreciation rights. The Board may delegate any or all of its responsibilities under the Equity Incentive Plan to a committee appointed by the Board consisting of two or more "non-employee" directors within the meaning of Rule 16b-3 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the Exchange Act").

             Employees and directors of, and consultants to, the Corporation and its subsidiaries, or other persons who are expected to make significant contributions to the growth and success of the Corporation and its subsidiaries, selected by the
PAGE

        Board, are eligible to participate in the Equity Incentive Plan. Approximately 560 persons presently participate in the existing plan of the Corporation.

        Shares Subject to the Incentive Plan; Use of Proceeds

             The number of shares of the Common Stock currently reserved for future issuance under the Equity Incentive Plan is 8,544,311 shares, subject to adjustment for stock splits and similar events. Awards and shares that are forfeited, reacquired by the Corporation, satisfied by a cash payment by the Corporation or otherwise satisfied without the issuance of Common Stock are not counted against the maximum number of reserved shares under the plan.

             The proceeds received by the Corporation from transactions under the Equity Incentive Plan will be used for the general purposes of the Corporation. Shares issued under the Equity Incentive Plan may be authorized but unissued shares, or shares reacquired by the Corporation and held in its treasury.

        Types of Awards; Limitations on Awards

             The Equity Incentive Plan permits the Board to grant a variety of stock and stock-based awards in such form or in such combinations as may be approved by the Board. Without limiting the foregoing, the types of awards may include stock options, restricted and unrestricted shares, rights to receive cash or shares on a deferred basis or based on performance, cash payments sufficient to offset the federal, state and local ordinary income taxes of participants resulting from transactions under the Equity Incentive Plan, and loans to participants in connection with awards. The Board may not, however, grant in excess of 1% of the outstanding shares of Common Stock (calculated as of the beginning of a calendar year) to any recipient under any award or combination of awards granted during a calendar year.

        Stock Options

             Awards under the Equity Incentive Plan may be in the form of stock options, which entitle the recipient, on exercise, to purchase shares of Common Stock at a specified exercise price. Stock options granted under the plan may be either stock options that qualify as incentive stock options ("incentive stock options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), or stock options that are not intended to meet such requirements ("non-statutory options"). The exercise price of each option is determined by the Board, but may not be less than 85% of the fair market value per share of Common Stock on the date of grant.

             The term of each option will be fixed by the Board. The Board will also determine at what time each option may be exercised. Options may be made exercisable in installments, and
PAGE
        the exercisability of options may be accelerated by the Board. The Board may, in its discretion, provide that upon exercise of any option, instead of receiving shares free from restrictions under the Equity Incentive Plan, the option holder will receive shares of restricted stock or deferred stock awards.

             The exercise price of options granted under the Equity Incentive Plan must be paid in full by check or other instrument acceptable to the Board or, if the Board so determines, by delivery of shares of Common Stock held by the option holder for at least six months (unless the Board expressly approves a shorter period) and that have a fair market value on the exercise date equal to the exercise price of the option, by delivery of a promissory note from the option holder to the Corporation payable on terms acceptable to the Board, by delivery of an unconditional and irrevocable undertaking by a broker to deliver sufficient funds to the Corporation to pay the exercise price, or some combination of these methods.

             Incentive stock options must meet certain additional requirements in order to qualify as incentive stock options under the Internal Revenue Code. Incentive stock options may be granted only to employees of the Corporation and its subsidiaries. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the shares on the date of grant. An incentive stock option may not be granted under the Equity Incentive Plan after the tenth anniversary of the date the Board adopted the Equity Incentive Plan and the latest date on which an incentive stock option may be exercised is ten years from the date of its grant. In addition, the Internal Revenue Code limits the value of shares subject to incentive stock options that may become exercisable annually by any option holder in a given year, and requires a shorter exercise period and a higher minimum exercise price in the case of Stockholders owning more than ten percent (10%) of the Corporation's Common Stock.

        Restricted Stock and Unrestricted Stock

             The Board may also award shares of Common Stock subject to such conditions and restrictions as it may determine ("restricted stock"). The purchase price of shares of restricted stock shall be determined by the Board, but may not be less than the par value of those shares. In addition, the Board may not grant in excess of 10% of the shares reserved under the Equity Incentive Plan in the form of restricted stock.

             Generally, if a participant who holds shares of restricted stock fails to satisfy such restrictions or other conditions as may be determined by the Board (such as continuing employment for a given period) prior to the lapse or waiver of the restrictions, the Corporation will have the right to require the forfeiture or repurchase of the shares in exchange for an amount, if any, determined by the Board as specifically set forth in the
PAGE
        instrument evidencing the award. The Board may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse. Prior to the lapse of restrictions on shares of restricted stock, the recipient will have all the rights of a Stockholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the instrument evidencing the award.

             The Board may also grant shares that are free from any restrictions under the Equity Incentive Plan ("unrestricted stock"). Unrestricted stock may be issued in recognition of services or in such other circumstances that the Board deems to be in the best interests of the Corporation.

        Deferred Stock

             The Board may also make deferred stock awards under the Equity Incentive Plan which entitle the recipient to receive shares of Common Stock in the future. Delivery of Common Stock will take place on such date or dates and on such conditions as the Board specifies. The Board may at any time accelerate the date on which delivery of all or any part of the Common Stock will take place or otherwise waive any restrictions on the award.

        Performance Awards

             The Board may also grant performance awards entitling the recipient to receive shares of Common Stock or cash in such combinations as it may determine following the achievement of specified performance goals. Payment of the performance award may be conditioned on achievement of individual or Corporation performance goals over a fixed or determinable period or on such other conditions as the Board shall determine.

        Loans and Supplemental Grants

             The Board may authorize a loan from the Corporation to a participant either on or after the grant of an award to the participant. Loans, including extensions, may be for any term specified by the Board, may be either secured or unsecured, and may be with or without recourse against the participant in the event of default. Each loan shall be subject to such terms and conditions and shall bear such rate of interest, if any, as the Board shall determine. In connection with any award, the Board may, at the time such award is made or at a later date, provide for and make a cash payment to the participant in an amount equal to (a) the amount of any federal, state and local income tax on ordinary income for which the participant will be liable with respect to the award, plus (b) an additional amount on a grossed-up basis necessary to make him or her whole after payment of the amount described in (a).

        Payment of Purchase Price
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






             Except as otherwise provided in the Equity Incentive Plan, the purchase price of Common Stock or other rights acquired or granted pursuant to such plan shall be determined by the Board, provided that the purchase price of Common Stock shall not be less than its par value. The Board may determine the method of payment for Common Stock acquired pursuant to the Equity Incentive Plan and may determine that all or any part of the purchase price has been satisfied by past service rendered by the recipient of an award. The Board may, upon the request of a participant, defer the date on which payment under any award will be made.

        Change in Control Provisions

             Unless otherwise provided in the agreement evidencing an award, if there is a "Change in Control" of the Corporation as defined in the Equity Incentive Plan, any stock options that are not then exercisable and fully vested will become fully exercisable and vested; the restrictions applicable to restricted stock awards will lapse and shares issued pursuant to such awards will be free of restrictions and fully vested; and deferral and other limitations and conditions that related solely to the passage of time or continued employment or other affiliation will be waived and removed but other conditions will continue to apply unless otherwise provided in the instrument evidencing the awards or by agreement between the participant and the Corporation. Generally, a "Change of Control" occurs if (1) any person becomes the beneficial owner of 25% or more of the outstanding Common Stock of the Corporation without the prior approval of the Board,
        (2) during any two-year period the individuals who constituted the Board at the beginning of such period no longer represent a majority of such board or (3) the Board determines that any other event constitutes an effective change in control of the Corporation.

        Nature of Rights as Stockholder Under the Equity Incentive Plan

             Except as specifically provided by the Equity Incentive Plan, the receipt of an award will not give a participant rights as a Stockholder. The participant will obtain such rights, subject to any limitations imposed by the plan or the instrument evidencing the award, upon actual receipt of Common Stock. Adjustments for Stock Dividends, etc.

             The Board will make appropriate adjustments to the maximum number of shares of Common Stock that may be delivered under the Equity Incentive Plan, and under outstanding awards, to reflect stock dividends, stock splits and similar events. The Board may also make appropriate adjustments to avoid distortions in the operation of the Equity Incentive Plan.

        Amendment and Termination
PAGE

             The Equity Incentive Plan shall remain in full force and effect until terminated by the Board. The Board may at any time or times amend or review the Equity Incentive Plan or any outstanding award for any purpose which may at the time be permitted by law, or may at any time terminate the plan as to any further grants of awards. No amendment of the Equity Incentive Plan or any outstanding award may adversely affect the rights of a participant as to any previously granted award without his or her consent. Stockholder approval of amendments shall be required only as is necessary to satisfy the then-applicable requirements of Rule 16b-3 (or any successor rule), of stock exchanges or of any federal tax law or regulation relating to incentive stock options.

        Stock Withholding

             In the case of an award under which Common Stock may be delivered, the Board may permit the participant or other appropriate person to elect to have the Corporation hold back from the shares to be delivered, or to deliver to the Corporation, shares of Common Stock having a value sufficient to satisfy any federal, state and local withholding tax requirements.

        Federal Income Tax Consequences

             The following is a summary of the principal current federal income tax consequences of transactions under the Equity
        Incentive Plan. It does not describe all federal tax consequences under the Equity Incentive Plan, nor does it describe state, local or foreign tax consequences.

        Incentive Stock Options

             No taxable income is realized by the optionee upon the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may result in alternative minimum tax liability for the optionee. If no disposition of shares issued to an optionee pursuant to the exercise of an incentive stock option is made by the optionee within the later of two years from the date of grant or one year after the transfer of such shares to the optionee, then upon the later sale of such shares, for federal income tax purposes, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and no deduction will be allowed to the Corporation.

             If the shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two- and one-year holding periods described above, generally the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the
PAGE
        amount realized on an arms-length sale of such shares) over the exercise price thereof, and the Corporation will be entitled to deduct such amount. Any further gain realized will be taxed as short- or long-term capital gain and will not result in any deduction by the Corporation. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of Common Stock.

             If any incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-statutory stock option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (one year following termination of employment by reason of permanent and total disability), except in certain cases where the incentive stock option is exercised after the death of an optionee.

        Non-statutory Options

             With respect to non-statutory stock options granted under the Equity Incentive Plan, no income is realized by the optionee at the time the option is granted. Generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Corporation receives a tax deduction for the same amount, and at disposition, appreciation or depreciation after the date of exercise is treated as either short- or long-term capital gain or loss depending on how long the shares have been held.

        Restricted Stock

                A recipient of restricted stock (stock subject to forfeiture provisions) generally will be subject to tax at ordinary income rates on the fair market value of the stock at the time the stock is either transferable or is no longer subject to forfeiture, less any amount paid for such stock. A restriction only as to the time stock can be resold is not a substantial risk of forfeiture, and therefore is not considered restricted stock under this provision of the Equity Incentive Plan. However, a recipient who so elects under Section 83(b) of the Internal Revenue Code ("Section 83(b)") within 30 days of the date of issuance of the restricted stock will realize ordinary income on the date of issuance equal to the fair market value of the shares of restricted stock at that time (measured as if the shares were unrestricted and could be sold immediately), minus any amount paid for such stock. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or ordinary loss for tax purposes with respect to the forfeited shares. Upon sale of the shares after the forfeiture period has expired, the appreciation or depreciation after the shares become transferable or free from risk of forfeiture (or, if a Section 83(b) election was made, since the
PAGE
        shares were issued) will be treated as long- or short-term capital gain or loss. The holding period to determine whether the recipient has long- or short-term capital gain or loss begins when the forfeiture period expires (or upon the earlier issuance of the shares, if the recipient elected immediate recognition of income under Section 83(b)). If restricted stock is received in connection with another award under the Equity Incentive Plan (for example, upon exercise of an option), the income and the deduction, if any, associated with such award may be deferred in accordance with the rules described above for restricted stock.

        Deferred Stock

             The recipient of a deferred stock award will generally be subject to tax at ordinary income rates on the fair market value of the stock on the date that the stock is distributed to the participant. The capital gain or loss holding period for such stock will also commence on such date. The Corporation generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the employee. If a right to deferred stock is received under another award (for example, upon exercise of an option), the income and deduction, if any, associated with such award may be deferred in accordance with the rules described above for deferred stock.

        Performance Awards

             The recipient of a performance award will generally be subject to tax at ordinary income rates on any cash received and the fair market value of any Common Stock issued under the award, and the Corporation will generally be entitled to a deduction equal to the amount of ordinary income realized by the recipient. Any cash received under a performance award will be included in income at the time of receipt. The fair market value of any Common Stock received will also generally be included in income (and a corresponding deduction will generally be available to the Corporation) at the time of receipt. The capital gain or loss holding period for any Common Stock distributed under a performance award will begin when the recipient recognizes ordinary income in respect of that distribution.

        Loans and Supplemental Grants

             Generally speaking, bona fide loans made under the Equity Incentive Plan will not result in taxable income to the recipient or in a deduction to the Corporation. However, any such loan made at a rate of interest lower than certain rates specified under the Internal Revenue Code may result in an amount (measured, in general, by reference to the difference between the actual rate and the specified rate) being included in the borrower's income and deductible by the Corporation. Forgiveness of all or a portion of a loan will also result in income to the borrower and a deduction for the Corporation. If outright cash grants are given in order to facilitate the payment of
PAGE
        award-related taxes, the grants will be includable as ordinary income by the recipient at the time of receipt and will in general be deductible by the Corporation.

        New Plan Benefits

             The following table sets forth, to the extent determinable, the number of shares of the Common Stock of the Corporation that have been authorized to be granted under the Equity Incentive Plan to the chief executive officer, the other named executive officers, all current executive officers as a group, all current directors who are not executive officers as a group and all employees, including all current officers who are not executive officers as a group. Aside from the options authorized to be granted to the chief executive officer and the president of the Corporation in future installments, no other option grants are conditioned upon Stockholder approval of the increase in the number of shares available under the Equity Incentive Plan.

                                                   Equity
                                                   Incen-
                                                   tive
                                                   Plan

                                                         Number of
        Name and Position                          DollarShare of
                                                   Value Common
                                                   ($)   Stock
        George N. Hatsopoulos, chief executive
        Office                                     N/A   350,000(1)
        John N. Hatsopoulos, president             N/A   350,000(1)

        Arvin H. Smith, executive vice president   N/A   N/A
        William A. Rainville, senior vice          N/A   N/A
        president
        John W. Wood Jr., senior vice president    N/A   N/A

        Executive Group                            N/A   N/A
        Non-Executive Director Group               N/A   N/A
        Non-Executive Officer Employee Group       N/A   N/A


             (1) To be granted in equal installments of 50,000 shares at the end of each of the next seven fiscal quarters, commencing with the fiscal quarter ending June 1997.

        Recommendation

             The Board of Directors believes that the amendment to the Equity Incentive Plan will provide the Corporation with the ability to continue to provide incentive compensation for employees and others who are expect to make significant contributions to the future growth and success of the Corporation, to reward such individuals for such contributions
PAGE
        and to encourage such individuals to take into account the long-term interests of the Corporation and its Stockholders through ownership of the Corporation's Common Stock.
        Accordingly, the Board of Directors believes that the proposal is in the best interests of the Corporation and its Stockholders and recommends that the Stockholders vote FOR the approval of the amendment to the Equity Incentive Plan. If not otherwise specified, Proxies will be vote FOR approval of the amendment of the Equity Incentive Plan.


        - PROPOSAL 3 -

        STOCKHOLDER PROPOSAL

             Certain stockholders have submitted the proposal set forth below. The Corporation will furnish, orally or in writing as requested, the names, addresses and claimed share ownership positions of the proponents of the stockholder proposal promptly upon written or oral request directed to the Secretary of the Corporation. The Board of Directors has carefully considered the stockholder proposal and concluded that its adoption would not be in the best interests of the Corporation or its Stockholders.
        For the reasons stated after the proposal and its supporting statement, the Board of Directors recommended a vote against the proposal.

             Stockholders have submitted the following proposal, which will be voted upon at the Annual Meeting of Stockholders if presented by its proponents.

        WHEREAS WE BELIEVE:

        Responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

        Adherence to public standards for environmental performance gives a company greater public credibility than standards created by industry alone. For maximum credibility and usefulness, such standards should specifically meet the concerns of investors and other stakeholders;

        Companies are increasingly being expected by investors to do meaningful, regular, comprehensive and impartial environmental reports. Standardized environmental reports enable investors to compare performance over time. They also attract investment from investors seeking companies which are environmentally responsible and which minimize risk of environmental liability.

        WHEREAS:

        The Coalition for Environmentally Responsible Economies (CERES) -
PAGE
        which includes shareholders of this company; public interest representatives, and environmental experts - consulted with corporations to produce the CERES Principles as comprehensive public standards for both environmental performance and reporting. Fifty-four companies, including Sun [Sunoco], General Motors, H.B. Fuller, Polaroid, and Bethlehem Steel, have endorsed these principles to demonstrate their commitment to public environmental accountability. Fortune-500 endorsers say that benefits of working with CERES are public credibility; 'value-added' for the company's environmental initiatives;

        In  endorsing the CERES Principles, a      7.  Environmental
        company commits to work toward:            restoration

        1.  Protection of    4.  Energy            8.  Informing the
        the biosphere        conservation          public
        2.  Sustainable      5.  Risk reduction    9.  Management
        natural resource use                       commitment
        3.  Waste reduction  6.  Safe products &   10.  Audits and
        and disposal         services              reports


        [Full text of the CERES Principles and accompanying CERES Report Form obtainable from CERES, 711 Atlantic Avenue, Boston MA
        02110, tel: 617/451-0927].

        CERES is distinguished from other initiatives for corporate environmental responsibility, in being (1) a successful model of shareholder relations; (2) a leader in public accountability through standardized environmental reporting; and (3) a catalyst for significant and measurable environmental improvement within firms.

        Shareholders request the Corporation to endorse the CERES
        Principles as a part of its commitment to be publicly accountable for its environmental impact.

        SUPPORTING STATEMENT

        Many investors support this resolution. Those sponsoring similar resolutions at various companies have portfolios totaling $75 billion. The number of public pension funds and foundations supporting this resolution increase every year. The objectives are: standards for environmental performance and disclosure; methods for measuring progress toward these goals; and a format for public reporting of progress. We believe this is comparable to the European Community regulation for voluntary participation in verified and publicly-reported eco-management and auditing, and fully compatible with ISO 14000 certification.

        Your vote FOR this resolution will encourage scrutiny of our Company's environmental policies and reports and adherence to standards upheld by management and stakeholders alike.
PAGE

        STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

             Thermo Electron is proud of its commitment to the environment through its business practices and its products and services. Many of its businesses provide environmentally responsible products or offer services to aid other companies in meeting their environmental commitments and responsibilities. The Corporation believes that its environmental policy and business practices are already consistent with the basic tenets of the CERES Principles.

             The Corporation's environmental policy has evolved over several years. It was designed and is intended to reflect and recognize the diverse businesses in which the Corporation engages and the specific and varied environmental issues and responsibilities which affect the Corporation's businesses. The policy states the Corporation's objectives with respect to environmental issues, sets forth the Corporation's environmental expectations of its employees and explains the environmental responsibilities of each business unit and its managers. The Board of Directors believes that this environmental policy, as adapted to the structure and specific circumstances of the Corporation, is better suited to the Corporation and more adaptable to changing responsibilities and concerns, than the statement recommended by the stockholder proponents.

             The Corporation is already subject to extensive environmental regulation and disclosure requirements in the jurisdictions in which it conducts its businesses. The Corporation is concerned that the proliferation of independent practices for environmental disclosure, such as that represented by the CERES Principles in the United States, ISO 14001 for European operations, and others, present confusing and conflicting disclosures that are not applied to all companies. In particular, the Corporation believes that adoption of the CERES Principles would not further the Corporation's environmental objectives but merely create an additional administrative function that would burden the Corporation with additional expenses and divert resources better employed to creating better environmental products and services.

             Management and the Board of Directors recommend a vote AGAINST the stockholder proposal. Proxies solicited by the Board of Directors will be voted AGAINST the proposal unless
        Stockholders otherwise specify to the contrary on their proxy.

        APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

             The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1997. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. Arthur Andersen LLP has acted as independent public accountants for the Corporation
PAGE
        since 1960.

         OTHER ACTION

             Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

         STOCKHOLDER PROPOSALS

             Proposals of Stockholders intended to be presented at the 1998 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting no later than January 5, 1998.

         SOLICITATION STATEMENT

             The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally, by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith. In addition, the Corporation has retained D.F. King & Co., Inc. to assist in the solicitation of proxies at a cost not to exceed $9,000, plus out-of-pocket expenses.

        Waltham, Massachusetts
        April 30, 1997
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





        FORM OF PROXY

        THERMO ELECTRON CORPORATION

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 3, 1997

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

             The undersigned hereby appoints George N. Hatsopoulos, John
        N. Hatsopoulos and Jonathan W. Painter, and each of them, proxies of the undersigned, each with power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of common stock of Thermo Electron Corporation held of record by the undersigned on April 7, 1997, at the Annual Meeting of the Stockholders to be held at The Hyatt Regency Hotel, Hilton Head, South Carolina, on Tuesday, June 3, 1997, at 4:00 p.m., and at any postponement or adjournment thereof, as set forth on the reverse side hereof, and in their discretion upon any other business that may properly come before the meeting.

             The Proxy will be voted as specified, or if no choice is specified, FOR the election of the nominees names, FOR Proposal 2 and AGAINST Proposal 3, if presented a the meeting, and as said proxies deem advisable on such other matters as may properly come before the meeting.


        (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)


                       Please mark your
        [   x   ]      votes as in this
                       example.

        The Board of Directors recommends a bote For Propsals 1 and 2.

        1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

        Nominees: John M. Albertine, Peter O. Crisp and Roger D.
        Wellington.

        FOR ALL NOMINEES         [    ]

        WITHHELD FROM ALL NOMINEES    [    ]

        ______________________________________
        FOR, except vote withheld for the following nominee(s):



                        FOR             AGAINST                ABSTAIN
                       [       ]        [          ]         [         ]
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





        2. Approve an amendment to the Corporation's equity incentive plan to increase the shares available for grant by five million shares.

        The Board of Directors recommends a vote AGAINST Proposal 3.

                        FOR             AGAINST                ABSTAIN
                       [       ]        [          ]         [         ]

        3. Approve a stockholder proposal to request the Corporation to endorse the CERES Principles.

        (This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)


        SIGNATURE(S)                        DATE
                    ---------------------       -----------------